Exhibit 2.9

SECURITIES PURCHASE AGREEMENT by and among EMTEC GLOBAL SERVICES, LLC, EMTEC, INC., GNUCO, LLC, THE MEMBERS OF GNUCO, LLC, GREG LEWIS and DON SWEENEY

Dated August 15, 2011

Page

ARTICLE I	THE TRANSACTION	1
1.1.	Purchase of Interests	1
1.2.	Purchase Price Payment	1
ARTICLE II	CLOSING	4
2.1.	Closing Date	4
2.2.	Closing Deliveries	4
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.1.	Organization	7
3.2.	Capitalization and Ownership	7
3.3.	Subsidiaries	8
3.4.	Qualification; Location of Business and Assets	8
3.5.	Authority	8
3.6.	No Violation of Laws or Agreements	9
3.7.	Financial Statements	10
3.8.	No Undisclosed Liabilities	10
3.9.	No Changes	10
3.10.	Taxes	12
3.11.	Accounts Receivable	13
3.12.	No Pending Litigation or Proceedings	14
3.13.	Contracts; Compliance	14
3.14.	Compliance With Laws and Environmental Matters.	14
3.15.	Consents	15
3.16.	Title	15
3.17.	Real Estate	16
3.18.	Transactions with Related Parties	16
3.19.	Condition of Assets	16
3.20.	Compensation Arrangements; Bank Accounts; Officers and Directors.	17
3.21.	Labor Relations	17
3.22.	Insurance	18
3.23.	Patents and Intellectual Property Rights	18
3.24.	Employee Benefits Matters.	20
3.25.	Brokerage	22

i

(continued)

Page

3.26.	Relationship with Customers and Suppliers	22
3.27.	Employee Loans	22
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	22
4.1.	Ownership of Interests	22
4.2.	Authority	23
4.3.	Consents	23
4.4.	No Violation of Laws or Agreements	23
4.5.	Brokers and Finders	23
4.6.	Investment Representations	24
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	25
5.1.	Organization	25
5.2.	Authorization	25
5.3.	Consents	25
5.4.	Brokerage	25
5.5.	No Violation of Laws or Agreements	26
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PARENT	26
6.1.	Organization	26
6.2.	Authorization	26
6.3.	Capitalization	27
6.4.	Valid Issuance of Shares	27
6.5.	Disclosure	27
ARTICLE VII	MUTUAL COVENANTS	27
7.1.	Reasonable Efforts	27
7.2.	Additional Documents and Further Assurances	27
7.3.	Audit	28
7.4.	Cloud Subsidiary	28
7.5.	Broker Fee	29
ARTICLE VIII	COVENANTS OF THE COMPANY AND THE SELLERS	29
8.1.	Confidentiality	29
8.2.	Non-Solicitation and Non-Competition.	29
8.3.	Transfer of Intellectual Property	30

(continued)

Page

8.4.	Access to Information Post-Closing	30
8.5.	Put Option	31
8.6.	Parent Right of First Refusal	32
8.7.	Incidental Registration Rights	33
ARTICLE IX	TAX MATTERS	35
9.1.	Preparation of Returns.	35
9.2.	Tax Indemnification	37
9.3.	Income Tax Refunds and Cooperation	37
9.4.	Assistance and Records	37
9.5.	Tax Proceedings	38
9.6.	Transfer Taxes	38
ARTICLE X	SURVIVAL AND INDEMNIFICATION	38
10.1.	Survival	38
10.2.	General Indemnification	39
10.3.	Claims	41
10.4.	Tax Benefits	41
10.5.	Adjustment to Purchase Price	41
10.6.	Sole Remedy	42
ARTICLE XI	MISCELLANEOUS	42
11.1.	Notices	42
11.2.	Interpretation	43
11.3.	Counterparts	43
11.4.	Entire Agreement; Assignment	43
11.5.	Severability	44
11.6.	Other Remedies	44
11.7.	Governing Law	44
11.8.	Rules of Construction	44
11.9.	Public Disclosure	44
11.10.	No Third Party Beneficiaries	44
11.11.	Expenses	45
11.12.	Amendment and Waiver	45

(continued)

Page

11.13.	Electronic Transmissions	45
ARTICLE XII	THE SELLERS’ AGENT	45
12.1.	Authorization of the Sellers’ Agent	45
12.2.	Compensation; Exculpation	47
ARTICLE XIII	PARENT GUARANTY	48
ARTICLE XIV	CERTAIN DEFINITIONS	48

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Earn-Out

Exhibit B	Form of Seller Release

Exhibit C	Certificate of Closing Amounts

Exhibit D	Pro-Rata Share

v

DEFINED TERMS

10% Pool	29
Accountants	28
Accounting Principles	49
Acquisition	1
Affiliate	49
Agreement	1
Ancillary Agreements	8
Arbiter	49
Balance Sheet Date	10
Balance Sheets	10
Basket	40
Benefit Plan	49
business day	49
Buyer	1
Buyer Indemnitees	39
Buyer Third Party Claim	41
Cap	40
Cash Earn-Out Consideration	49
Certificate of Closing Amounts	2
Closing	4
Closing Balance Sheet	2
Closing Cash Consideration	1
Closing Date	4
Closing Debt	49
Closing Net Working Capital	49
Closing Statement	2
Closing Statement Delivery Date	3
Code	14
Company	1
Company Pre-Closing Returns	35
Competitive Activities	30
Confidential Information	29
Contingent Bonus Pool	49
Contracts	14
Debt	50
Disclosure Letter	50
Earn-Out	2
EBITDA	50
Effective Time	4
Emerging Cloud	28
Encumbrances	7
Environmental Laws	15
Environmental Permits	15
Equity Consideration	2

DEFINED TERMS
(continued)
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ERISA	50
ERISA Affiliate	50
Estimated Debt	50
Exchange Act	50
Final Determination	50
Financial Statements	10
Finley Employment Agreement	5
Franceschina Employment Agreement	6
GAAP	50
Given Employment Agreement	6
Governmental Entity	50
Harris Employment Agreement	5
Hazardous Materials	15
HIPAA	22
Hohnsen Employment Agreement	6
Immigration Laws	10
Incidental Registration	33
Indemnitee	41
Indemnitor	41
Initial Cash Consideration	1
Initial Closing Net Working Capital	51
INS	18
Intellectual Property	20
Interests	1
Interim Period	51
IRS	20
knowledge	51
LCA	10
Leased Properties	16
Leases	16
Lewis Employment Agreement	5
Losses	51
Majority Member	51
Majority Parties	37
Management	16
Minority Member	51
Net Working Capital	51
Offer	32
Offered Securities	32
Offering Seller	32
Offering Seller Notice	32
Option Purchase Price	51
Parent	1
Parent Common Stock	27

DEFINED TERMS
(continued)
Page

Parent SEC Documents	52
Parent Stock	2
Pension Plan	21
Permitted Encumbrances	16
Permitted Transferees	32
Person	52
Policy	18
Pre-Closing Tax Period	52
Pre-Closing Taxes	52
Pro-Rata Share	52
Purchase Price	1
Purchase Price Deficit	4
Purchase Price Surplus	4
Put Date	52
Put Option	31
Put Shares	31
Registrable Securities	52
Registration Expenses	53
Registration Notice	33
Reid Employment Agreement	5
Related Party	53
Released	16
Restricted Period	32
Retention Bonus Pool	53
Securities Act	24
Seller	1
Sellers	1
Sellers’ Agent	46
Special Registration Statement	53
Straddle Period	36
Straddle Period Returns	36
Subsidiary	53
Super Cash Earn-Out Consideration	53
Survival Period	38
Sweeney Employment Agreement	5
Target Net Working Capital	53
Tax	13
Tax Returns	14
Third Party Claim	41
Transaction Expenses	53
Transfer Tax	53
Underwritten Offering	54
Underwritten Registration	54
Undisclosed Liability	10

DEFINED TERMS
(continued)
Page

Unit Offering	54
USCIS	18
Work Authorization	18

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2011, by and among EMTEC GLOBAL SERVICES, LLC a Delaware limited liability company (“Buyer”), EMTEC, INC., a Delaware corporation (“Parent”), GNUCO, LLC (d/b/a Emerging Solutions LLC), a Delaware limited liability company (the “Company”), the members of the Company listed on the signature pages hereto (each a “Seller” and collectively, the “Sellers”), and solely for the purposes of Section 7.4 (with respect to Greg Lewis only), Section 8.2, Section 9.2 and Article X, Greg Lewis and Don Sweeney.

RECITALS

A.           The Company has issued and outstanding 888,772.75 membership interests (the “Interests”) and no other equity securities.  As of the date hereof, all of the Interests are owned beneficially and of record by the Sellers.

B.           Buyer desires to purchase and the Sellers desire to sell all of the Interests (the “Acquisition”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE TRANSACTION

1.1.           Purchase of Interests.  At the Closing referred to in Section 2.1 below, the Sellers will sell and assign to Buyer, and Buyer will purchase from the Sellers, all of the Interests, free and clear of all Encumbrances.

1.2.           Purchase Price Payment.

(a)           Purchase Price.  Subject to the adjustments set forth in Section 1.2(d)(ii) and Section 1.2(g), if any, the aggregate purchase price for all of the Interests purchased by Buyer pursuant to Section 1.1 (the “Purchase Price”) payable to the Sellers hereunder shall consist of:

(i)           cash in an aggregate amount equal to $7,000,000 (the “Initial Cash Consideration”) minus the amount of Estimated Debt (the Initial Cash Consideration as adjusted as described herein, the “Closing Cash Consideration”);

(ii)           375,000 shares of restricted common stock of Parent (“Parent Stock,”), which (A) shall vest in a series of three (3) successive installments over the three (3)-year period measured from the date hereof, with one-third (1/3) of such Parent Stock to vest each year on the anniversary of the date hereof until all such shares have been vested and (B) shall be subject to the Put Option set forth in Section 8.5 (such Parent Stock, the “Equity Consideration”) and the right of first refusal set forth in Section 8.6; and

(iii)           the potential right of the Sellers to receive the Cash Earn-Out Consideration, the Super Cash Earn-Out Consideration and the Bonus (collectively, the “Earn-Out”), in each case in accordance with the terms and conditions of Exhibit A attached hereto.

(b)           At least three (3) Business Days prior to the Closing Date, the Company shall have prepared and delivered to Buyer a certificate (the “Certificate of Closing Amounts”) certifying to (i) the amount of the Transaction Expenses specifying the amounts owing to each creditor with respect thereto (together with payment instructions therefor) and (ii) the amount of the Estimated Debt, together with a good faith computation of the Estimated Debt and all work papers and back-up materials relating thereto.

(c)           Closing Payments and Deliveries.  At the Closing, the Company shall: (i) pay to the appropriate creditors of the Company the Debt, as specified in payoff letters provided to Buyer, which payoff letters shall indicate the amount necessary to repay such creditors in full and that such creditors have agreed to release all Encumbrances in respect of such Debt upon receipt of the amounts indicated in such payoff letters; and (ii) pay to the appropriate parties the Transaction Expenses, as specified in the Certificate of Closing Amounts; and Buyer shall pay to each of the Sellers an amount of cash equal to (x) such Seller’s Pro-Rata Share of the Closing Cash Consideration, plus, (y) such Seller’s Pro-Rata Share of the Equity Consideration less (z) such Seller’s Pro-Rata Share of the amount of the Transaction Expenses, by wire transfer of immediately available funds to the account that has been designated by such Seller at least three (3) days prior to the Closing.

(d)           Closing Balance Sheet; Closing Net Working Capital; Closing Debt.

(i)           Within fifteen (15) business days following written notice by Sellers’ Agent to Buyer of the final closing of the Company’s books and records for the period ended at 12:01 am Eastern Time on the Closing Date, Buyer shall prepare and deliver to the Sellers’ Agent a statement (the “Closing Statement”) consisting of (i) a consolidated balance sheet of the Company as of 12:01 am Eastern Time on the Closing Date (the “Closing Balance Sheet”); and (ii) the Closing Net Working Capital and Closing Debt, based on the Closing Balance Sheet, together with all work papers and back-up materials relating thereto.  The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles.  The Sellers’ Agent agrees to provide, or cause to be provided, to Buyer any materials or information in its possession requested by Buyer as necessary for the preparation of the Closing Balance Sheet and the computation of Closing Net Working Capital and Closing Debt.

(ii)           If the Initial Closing Net Working Capital exceeds the Target Net Working Capital, Buyer shall pay to each of the Sellers within three (3) days of the date the Closing Statement is delivered by Buyer to Sellers’ Agent (the “Closing Statement Delivery Date”) an amount in cash equal to such Seller’s Pro-Rata Share of the amount of such excess.

(iii)           If the Initial Closing Net Working Capital is less than the Target Net Working Capital, the Sellers’ Agent on behalf of the Sellers shall pay to Buyer within three (3) days of the Closing Statement Delivery Date an amount in cash equal to such deficit.

(e)           Review by Sellers’ Agent.  The Sellers’ Agent shall have a period of thirty (30) days following delivery of the Closing Statement to review, at its expense, the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Closing Debt.  Within such thirty (30)-day period, the Sellers’ Agent shall notify Buyer in writing when the Sellers’ Agent has completed its review and whether or not the Sellers’ Agent agrees with the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Closing Debt and if the Sellers’ Agent does not agree, the amount of any disputed items.  Any objection to the Closing Balance Sheet or to the computations of the Closing Net Working Capital or the Closing Debt may only be made to the extent such balance sheet or computation has not been prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors.  If the Sellers’ Agent does not give Buyer notice of the Sellers’ Agent’s objection within such thirty (30)-day period, the Closing Balance Sheet and the computations of Closing Net Working Capital and Closing Debt shall become final and binding on the Sellers and the Sellers shall have no further right to disagree therewith, and the payment of the Closing Net Working Capital adjustment and the Closing Debt adjustment pursuant to Section 1.2(g) shall be made.  Buyer agrees to provide, or cause to be provided, to the Sellers’ Agent any materials or information in Buyer’s possession or the possession of Buyer’s accountants (upon execution of such accountants’ standard waiver letter) requested by the Sellers’ Agent relating to the preparation of the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Closing Debt.  If more than two (2) business days pass between the Sellers’ Agent’s request for any such materials or information and that date on which they are received by the Sellers’ Agent, the thirty (30)-day period established above will be extended by the number of days between the request by the Sellers’ Agent and the Sellers’ Agent receipt of the materials and information.

(f)           Independent Review.  In the event the Sellers’ Agent and Buyer do not agree upon the Closing Balance Sheet or the computations of the Closing Net Working Capital or the Closing Debt within five (5) business days after delivery by the Sellers’ Agent of a notice of disagreement pursuant to Section 1.2(e), the Sellers’ Agent and Buyer shall submit to the Arbiter such Closing Balance Sheet and computations of the Closing Net Working Capital and the Closing Debt, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement.  The Arbiter shall advise the parties of its decision relative to the controversy within fifteen (15) days after its receipt of the applicable statements and other documents or information that it has requested.  Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Balance Sheet or the relevant computations of Closing Net Working Capital and Closing Debt delivered by Buyer pursuant to Section 1.2(d) was not prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors.  The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Sellers, on the other, so that the Sellers’ share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Sellers’ Agent on behalf of the Sellers (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Sellers’ Agent to the Arbiter, and Buyer’s share shall be the balance of such fees and disbursements.

(g)           Closing Net Working Capital and Closing Debt Adjustment.  Within five (5) business days after the final determination of the Closing Net Working Capital and the Closing Debt as provided for in Sections 1.2(e) or (f), as the case may be (provided that any undisputed amount shall be paid within five (5) days of the Sellers’ Agent’s notice of objection pursuant to Section 1.2(e)),

(i)           if (x) the Closing Net Working Capital minus the amount of Closing Debt is less than (y) the Initial Closing Net Working Capital minus the amount of Estimated Debt (such difference, the “Purchase Price Deficit”), the Seller’s Agent on behalf of the Sellers shall pay to Buyer an amount in cash equal to the Purchase Price Deficit, or

(ii)           if (x) the Closing Net Working Capital minus the amount of Closing Debt is greater than (y) the Initial Closing Net Working Capital minus the amount of Estimated Debt (such excess, the “Purchase Price Surplus”), Buyer shall pay or cause to be paid to each Seller an amount of cash equal to such Seller’s Pro-Rata Share of the amount of the Purchase Price Surplus.

Interest shall accrue thereon from the date of Closing to the date of payment thereof, at an interest rate of five percent (5%).  Any payments made or caused to be made by the Sellers’ Agent on behalf of the Sellers or by Buyer to the Sellers’ Agent on behalf of the Sellers pursuant to this Section 1.2(g) shall be treated by all parties as an adjustment in the Purchase Price received by the Sellers hereunder.

ARTICLE II
CLOSING

2.1.           Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania at 10:00 a.m. Eastern Time on the date hereof, or at such other place, time or date as Buyer and the Sellers’ Agent on behalf of the Sellers may agree in writing (such time and date being referred to herein as the “Closing Date”).  For financial accounting and Tax purposes, to the extent permitted by law, the Closing shall be deemed to have become effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

2.2.           Closing Deliveries.

(a)           Deliveries by Buyer to the Sellers.  At the Closing, Buyer shall deliver or cause to be delivered the following to the Sellers’ Agent on behalf of the Sellers:

(i)           the Closing Cash Consideration;

(ii)           the Equity Consideration (it being understood that evidence that the vested portion of the Equity Consideration is issued in the name of the Sellers will be delivered to the Sellers on the earliest practicable date following Closing);

(iii)           a certificate of good standing for the Parent from the State of Delaware dated within five (5) business days of the date hereof;

(iv)           a certificate of good standing for Buyer from the State of Delaware dated within five (5) business days of the date hereof;

(v)           a certificate of the Secretary of Buyer certifying the certificate of formation and operating agreement of Buyer and incumbency of certain officers of Buyer and setting forth a copy of the resolutions adopted by Buyer’s sole member authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(vi)           a certificate of the Secretary of Parent certifying the articles of incorporation and bylaws of Parent and incumbency of certain officers of Parent and setting forth a copy of the resolutions adopted by Parent’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(vii)           the employment agreement between the Company and Greg Lewis in a form reasonably acceptable to Buyer (the “Lewis Employment Agreement”), executed by the Company;

(viii)           the employment agreement between the Company and Don Sweeney in a form reasonably acceptable to Buyer (the “Sweeney Employment Agreement”), executed by the Company;

(ix)           the employment agreement between the Company and Richard Reid in a form reasonably acceptable to Buyer (the “Reid Employment Agreement”), executed by the Company;

(x)           the employment agreement between the Company and Andee Harris in a form reasonably acceptable to Buyer (the “Harris Employment Agreement”), executed by the Company;

(xi)           the employment agreement between the Company and Paul Finley in a form reasonably acceptable to Buyer (the “Finley Employment Agreement”), executed by the Company;

(xii)           the employment agreement between the Company and Jon Given in a form reasonably acceptable to Buyer (the “Given Employment Agreement”), executed by the Company;

(xiii)           the employment agreement between the Company and Howard Hohnsen in a form reasonably acceptable to Buyer (the “Hohnsen Employment Agreement”), executed by the Company; and

(xiv)           the employment agreement between the Company and Dan Franceschina in a form reasonably acceptable to Buyer (the “Franceschina Employment Agreement”), executed by the Company.

(b)           Deliveries by the Sellers.  At the Closing, the Sellers’ Agent on behalf of the Sellers shall deliver or cause to be delivered the following to Buyer:

(i)           membership certificates representing all of the Interests, each duly endorsed for transfer or accompanied by duly executed unit transfer powers, free and clear of all Encumbrances;

(ii)           the Certificate of Closing Amounts;

(iii)           a certificate of the Secretary for the Company certifying the certificate of formation and operating agreement of the Company and incumbency of certain officers of the Company and setting forth a copy of the resolutions adopted by the Company’s Board of Managers authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(iv)           a certificate of good standing for the Company from the State of Delaware dated within five (5) business days of the date hereof;

(v)           a waiver and release of any and all claims against the Company from the Sellers in the form set forth on Exhibit B attached hereto;

(vi)           evidence that any and all agreements between Related Parties and the Company that are listed in Section 3.18 of the Disclosure Letter have been terminated;

(vii)           an executed “payoff letter” from each of the Company’s lenders in a form reasonably satisfactory to Buyer;

(viii)           UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any liens (other than Permitted Encumbrances and debts being paid in full pursuant to the aforementioned payoff letters that allow for Buyer to prepare and file such UCC termination statements) affecting the Company, in form and substance reasonably satisfactory to Buyer;

(ix)           the Lewis Employment Agreement, executed by Greg Lewis;

(x)           the Sweeney Employment Agreement, executed by Don Sweeney;

(xi)           the Reid Employment Agreement, executed by Richard Reid;

(xii)           the Harris Employment Agreement, executed by Andee Harris;

(xiii)           the Finley Employment Agreement, executed by Paul Finley;

(xiv)           the Given Employment Agreement, executed by Jon Given;

(xv)           the Hohnsen Employment Agreement, executed by Howard Hohnsen;

(xvi)           the Franceschina Employment Agreement, executed by Dan Franceschina;

(xvii)           the written resignations of each officer and manager of the Company as to which such resignation has been requested by Buyer;

(xviii)           certificates from each Seller dated as of the Closing Date in compliance with Treasury Regulation Section 1.1445-2(b), certifying that each of the Sellers is not a foreign person; and

(xix)           the consents from third parties set forth in Section 2.2 of the Disclosure Letter in forms reasonably acceptable to Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, as follows:

3.1.           Organization.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.  The Company is duly qualified to do business as a foreign limited liability company or other entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to be material.  Copies of the Company’s certificate of formation and operating agreement are attached to the Secretary’s Certificate described in Section 2.2(b)(iv) and are correct and complete and in full force and effect.

3.2.           Capitalization and Ownership.

(a)           The authorized and outstanding equity interests of the Company are set forth in Section 3.2(a) of the Disclosure Letter.  All of the Interests are owned of record and beneficially by the Sellers, and, except as set forth in Section 3.2(a) of the Disclosure Letter, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, conditions, licenses, options or title defects of any kind whatsoever (“Encumbrances”).

(b)           Except as set forth in Section 3.2(b) of the Disclosure Letter, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any equity interests or other securities of the Company; (ii) outstanding securities, instruments or obligations that is or may become convertible into or exchangeable for any equity interests or other securities of the Company; (iii) contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its equity interests or any other securities; or (iv) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any equity interests or other securities of the Company.

(c)           The Interests represent all of the issued and outstanding equity securities of the Company, and all of the outstanding Interests are duly authorized, validly issued, fully paid, and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company, and were issued in compliance with all applicable laws and regulations.

(d)           Except as set forth in Section 3.2(d) of the Disclosure Letter, the consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Interests, other than Encumbrances created or suffered by Buyer.

3.3.           Subsidiaries.  The Company has no Subsidiaries.  The Company does not own any equity interests of, and has not made any investment in, any Person.

3.4.           Qualification; Location of Business and Assets.  The Company is duly qualified and in good standing and duly authorized to do business in the jurisdictions set forth in Section 3.4 of the Disclosure Letter, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary, except to the extent where the effect of the failure to be so qualified would not be reasonably expected to be material to the Company.  Set forth in Section 3.4 of the Disclosure Letter is each location (specifying province or state and city) where the Company (a) has a place of business, (b) owns or leases real property and (c) owns or leases any other property, including inventory, equipment or furniture.  The Company does not have any business operations outside of the United States.

3.5.           Authority.  The Company has all requisite power and authority to enter into this Agreement and the other agreements required pursuant to this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which they are a party and the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be on the Closing Date, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.  Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by the Company of this Agreement, or the performance by the Company of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect the Company’s ability to perform its obligations under this Agreement in any material respect.

3.6.           No Violation of Laws or Agreements.

(a)           The Company has full legal right, power and authority to enter into this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder without the need for the consent of any other person or entity.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Agreements by the Company, will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of the Company’s certificate of formation and operating agreement, bylaws or other constituent documents; (ii) except as set forth in Section 3.6 of the Disclosure Letter, result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other Contract to which the Company is a party or by which the Company or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (iii) except as set forth in Section 3.6 of the Disclosure Letter, result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Company’s assets or the Interests, or give to others any interests or rights therein; (iv) result in the maturation or acceleration of any liability or obligation of the Company (or give others the right to cause such a maturation or acceleration); or (v) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Company is a party or by which it may be bound.

(b)           The Company is and has been in compliance in all material respects with all immigration related laws and regulations, including, but not limited to, (i) the Immigration and Nationality Act (INA) §§274A, 274B, or 274C, and implementing regulations including but not limited to 8 C.F.R. § 274a, pertaining to, among other things, the employment of any person with knowledge that the individual is an unauthorized alien, failure to maintain the Form I-9 (Employment Eligibility Verification), violation of laws prohibiting immigration-related employment discrimination and violations for document fraud and falsely made documents; (ii) INA §214 and implementing regulations, including, but not limited to, 8 C.F.R. §214, 20 C.F.R. Subparts H and I, §§655.700-655.855, pertaining to, among other things, employment of foreign nationals in non-immigrant status including but not limited to H-1B and L-1 workers, requirements for admission, extension and maintenance of status of nonimmigrant workers, H-1B labor condition application (“LCA”) requirements, including, but not limited to, requirements regarding wages, working conditions, benefits, placement of H-1B non-immigrants at third-party sites and at places outside of area of intended employment listed on LCA, public examination files and retention of records as well as any H-1B dependant employer requirements including but not limited to non-displacement, recruitment and documentation requirements; and (iii) INA §212(a)(5)(A) and implementing regulations, including, but not limited to, 20 C.F.R. Part 656, §§ 656.1-656.40, pertaining to, among other things, labor certification application filings, procedures, recruitment, representations, conditions of employment and prevailing wages (collectively, the “Immigration Laws”).

3.7.           Financial Statements.  The books of account and related records of the Company fairly reflect, in all material respects, its assets, liabilities and transactions in accordance with the Accounting Principles applied on a consistent basis.  The Company has delivered to Buyer the following financial statements (the “Financial Statements”): statements of income, retained earnings and cash flows of the Company for the fiscal years ended December 31, 2010 and December 31, 2009, and the statements of income, retained earnings and cash flows of the Company for the six (6) months ended June 30, 2011 and balance sheets of the Company as at each of such dates.  The Financial Statements: (a) are correct and complete and in accordance with the books and records of the Company; (b) fairly present, in all material respects, the financial condition, assets and liabilities of the Company as at their respective dates and the results of operations and cash flows for the periods covered thereby; and (c) have been prepared in accordance with the Accounting Principles applied on a consistent basis during the periods involved.  All references in this Agreement to the “Balance Sheets” shall mean the balance sheets of the Company as at December 31, 2010 included in the Financial Statements and all references to the “Balance Sheet Date” shall mean December 31, 2010.

3.8.           No Undisclosed Liabilities.  The Company has no material liability or material obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes and any interest or penalties relating thereto (an “Undisclosed Liability”), except (a) to the extent reflected as a liability or otherwise disclosed on the Balance Sheets, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and fully reflected as liabilities on the Company’s books of account, none of which, individually or in the aggregate, has been materially adverse to the Company and (c) liabilities disclosed in Section 3.8 of the Disclosure Letter.

3.9.           No Changes.  Except as disclosed in Section 3.9 of the Disclosure Letter, since the Balance Sheet Date, the Company has conducted its business in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:

(a)           any change in the financial condition, assets, liabilities, net worth, earning power or business of the Company, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Company;

(b)           any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of the Company, or any material deterioration in the operating condition of the tangible assets of the Company;

(c)           any Encumbrance of any kind on any of the assets, tangible or intangible, of the Company, other than Permitted Encumbrances as defined in Section 3.16;

(d)           any strike, walkout, labor trouble or any other new or continued labor or employment event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of the Company;

(e)           any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of the Company, or the direct or indirect repurchase or other acquisition of equity interests of the Company or any grant or issuance of any equity interests, option, warrant or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;

(f)           any increase in the salaries or other compensation payable or to become payable to (except normal increases in salaries made in the ordinary course of business and consistent with past practice with respect to non-officer employees), or any advance (excluding advances for ordinary business expenses made in the ordinary course of business and consistent with past practice) or loan to, any officer, director, independent contractor, or employee of the Company, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, severance, change in control, pension or equity benefits) to which any of the Company’s officers, directors, independent contractors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any officer, director, independent contractor or employee of the Company (except normal payments made in the ordinary course of business and consistent with past practice with respect to such Persons);

(g)           any making or authorization of any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;

(h)           any cancellation or waiver of any right material to the operation of the business of the Company or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any of the Sellers or their respective Affiliates;

(i)           any sale, transfer or other disposition of any assets of the Company, except collection of accounts receivable and sales of inventory in the ordinary course of business and except for other items valued at less than $10,000 individually and $100,000 in the aggregate on the Balance Sheets;

(j)           any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheets or incurred in the ordinary course of business since the Balance Sheet Date;

(k)           any write-offs as uncollectible of any notes or accounts receivable of the Company or write-downs of the value of any assets or inventory by the Company other than in immaterial amounts (any aggregate amount of $25,000 or less is deemed immaterial);

(l)           any change by the Company in any method of accounting or keeping its books of account or accounting practices, including, without limitation, any changes in the assumptions underlying or method of calculating bad debt or other reserves of the Company, or any change or modification in either if the Company’s existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, or any change or modification with respect to the cash or cash equivalent accounts other than in the ordinary course of business;

(m)           any creation, incurrence, assumption or guarantee by the Company of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, except for professional fees incurred in connection with the transactions contemplated by this Agreement or any creation, incurrence, assumption or guarantee by the Company of any indebtedness for money borrowed;

(n)           any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Seller or any Affiliate thereof, except for compensation to the officers and employees of the Company in the ordinary course of business and consistent with past practice;

(o)           any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, abandonment, trade name or copyright, or any disclosure (other than to an employee of the Company) or other disposal or forfeiture of any trade secret, process or know-how; or

(p)           any Tax election (or revocation or change of a Tax election), any change in any method of accounting for Tax purposes, any filings of amended Tax Returns or any settlement or compromise of any Tax liability, in each case other than in the ordinary course of business consistent with past practice.

3.10.           Taxes.  Except as set forth on Section 3.10 of the Disclosure Letter:

(a)           The Company has timely filed all Income Tax Returns and all other material Tax Returns required to have been filed and has timely paid all material Taxes that are due and payable, whether or not shown on such Tax Returns.  All such Tax Returns are true, correct and complete in all material respects.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, member, creditor, independent contractor or other party.  No Tax Returns of the Company are presently subject to an extension of time to file.  There are no current, pending or, to the knowledge of the Company, threatened audits or administrative or judicial proceeding with respect to any Taxes of the Company.  Since December 31, 2006, no Governmental Entity with respect to which the Company does not file Tax Returns has claimed in writing to the Company that the Company is or may be subject to taxation by that Governmental Entity.  The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes.

(b)           The Sellers have delivered to Buyer true, correct and complete copies of all federal and state Income Tax Returns for the Company for all taxable periods beginning on or after January 1, 2009, together with all copies of examination reports, proposed adjustments and closing documentation relating to any Income Tax issues of the Company for any taxable period beginning on or after January 1, 2009.

(c)           The Company has not been the subject of a Tax ruling or closing agreement with respect to any Tax matter that has continuing effect after Closing.

(d)           The Company has not agreed to make, nor is the Company required to make, any adjustment under Section 481 of the Code (or similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise that has a continuing effect after the Closing Date.  Since December 31, 2010, the Company has not owned an interest in any entity characterized as a partnership or a disregarded entity for federal Income Tax purposes.

(e)           The Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code. The Company has not invested in any entity or entered into any arrangement that is a “tax shelter” within the meaning of Section 6662(d)(2)(C) of the Code.  The Company has not been a participant in or a material advisor to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(f)           The Company is not a party to any agreement (including this Agreement), contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

(g)           Since the formation of the Company, the Company was a partnership for tax purposes.

For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the form of, or imposed in lieu of, a Tax including, but not limited to, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i), above, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability, for the payment of any amounts of the type described in clauses (i) or (ii), above, as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.  “Tax Returns” shall mean all federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or its operations required by law to be filed with a Governmental Entity, including all schedules or statements required to be included therewith and any amendments or supplements to the foregoing.  “Code” shall mean the Internal Revenue Code of 1986, as amended to date.

3.11.           Accounts Receivable.  All of the accounts and notes receivable of the Company have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within 30 days after such billing.  Section 3.11 of the Disclosure Letter sets forth (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

3.12.           No Pending Litigation or Proceedings.  Except as set forth in Section 3.12 of the Disclosure Letter, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its assets or affecting the Interests or the Sellers’ rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality.  There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Company, or any of its assets or businesses, or enjoining or otherwise prohibiting the execution of this Agreement or the consummation of the transactions contemplated hereby.  There are presently no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened which challenge the validity of this Agreement or any of the transactions contemplated hereby.

3.13.           Contracts; Compliance.

(a)           Section 3.13(a) of the Disclosure Letter sets forth a list of the Company’s material leases, licenses, contracts and commitments of any kind, oral or written, formal or informal (including, without limitation, any mortgages, security agreements, agreements relating to the borrowing of money, collective bargaining agreements, powers of attorney, distribution arrangements, intellectual property license agreements (other than licenses to standard, off-the-shelf desktop software), contracts or orders for future purchase or delivery of goods or rendition of services, non-competition or non-solicitation agreements) (collectively, the “Contracts”).  All Contracts to which the Company is a party or by which it is bound are in full force and effect; the Company and, to the knowledge of the Company, all other parties to such Contracts have complied with the provisions thereof; the Company is not and, to the knowledge of the Company, no other party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by the Company or, to the knowledge of the Company, by any other party under any provision thereof.

(b)           Except as set forth in Section 3.13(b) of the Disclosure Letter, no Contract requires the consent of any person for such Contract or other agreement to be valid and binding following the consummation or the Closing of the transactions contemplated hereby.

3.14.           Compliance With Laws and Environmental Matters.

(a)           Environmental Matters.  The Company has not caused or permitted any material Release of Hazardous Materials at any real property.  To the knowledge of the Company, no Hazardous Materials have been Released at, on, about, under or from any of the Leased Properties.  The Company has not received any written requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) is or may be potentially responsible with respect to any investigation or cleanup of, or liability with respect to, Hazardous Materials Released or Managed at any real property.  The Company has not received written notice that it has been identified as a potentially responsible party at any federal or state National Priority List (Superfund) site.  The Company does not know of any facts or circumstances related to environmental matters that could lead to any future environmental claims, liabilities, expenses or responsibilities against the Company or Buyer.  The Company has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

(b)           Compliance with Laws.  Section 3.14(b) of the Disclosure Letter sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from federal, state, local and foreign governmental and regulatory bodies held by the Company, including Environmental Permits, and no additional permits, certificates, licenses, approvals, registrations or authorizations are required to be held by the Company under any laws, rules and regulations in connection with their businesses.  All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Company is in material compliance with the terms and conditions thereof.  The Company has complied in all material respects with all applicable material federal, state and municipal statutes, rules, regulations and orders (including without limitation Environmental Laws and those relating to equal employment practices and fair trade practices). No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened in writing by any governmental or other entity (i) with respect to any alleged violation by the Company of any law, ordinance, rule, regulation, or order of any Governmental Entity or Environmental Law or (ii) with respect to any alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization required in connection with its business or Environmental Permit, or any suspension or adverse modification thereof, or (iii) the Management or Release of, or exposure to, Hazardous Materials by or on behalf of the Company, its Affiliates or any of their predecessors or in relation to the Company or their predecessors’ business.

(c)           Certain Definitions.  “Environmental Laws” means all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, the common law, judgments, orders, consent agreements, work practices and standards.  “Environmental Permits” means all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws.  “Hazardous Materials” means hazardous or toxic material, substance, waste, pollutant, contaminant, chemical or substance regulated by any Environmental Laws.  “Released” means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape.  “Management,” when referring to environmental matters, means the use, possession, generation, treatment, manufacture, process, handling, storage, recycling, transportation or disposal of Hazardous Materials.

3.15.           Consents.  No consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation after the Closing by the Company of the businesses conducted prior to the Closing.

3.16.           Title.  The Company has good and marketable title to all of its respective properties and assets, including the properties and assets reflected in their respective Balance Sheets (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, any tenancy, encroachment, right of way, easement, or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of, or impairs the use of, the affected properties or impairs the operations of the Company, (b) liens for current taxes not yet due and payable, and (c) as disclosed in detail in Section 3.16 of the Disclosure Letter (collectively “Permitted Encumbrances”).

3.17.           Real Estate.

(a)           The Company does not own any real property.  Section 3.17 of the Disclosure Letter contains a true, correct and complete list of all real properties leased, subleased, licensed or otherwise occupied by the Company or for which the Company has any obligation, financial or otherwise (collectively, the “Leased Properties”).  Except as disclosed in Section 3.17 of the Disclosure Letter, the Company does not own or hold any leasehold interest or other right, title or interest whatsoever in any real property or occupy or operate in any real property.  Except as set forth in Section 3.17 of the Disclosure Letter, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of the Leased Properties.

(b)           Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed in Section 3.17 of the Disclosure Letter have previously been delivered to Buyer (collectively, the “Leases”).  The Company has not assigned its rights under any of the Leases.  The Leases are in full force and effect and constitute binding obligations of the Company and (i) there are no defaults thereunder by the Company, or, to the knowledge of the Company, by any other party thereto and (ii) no event has occurred which with notice, lapse of time, or both would constitute a default by the Company or, to the knowledge of the Company, by any other party thereto.

3.18.           Transactions with Related Parties.  Except as disclosed in Section 3.18 of the Disclosure Letter, no Related Party:

(a)           has borrowed money or loaned money to the Company that has not been repaid;

(b)           has any contractual or other claim, express or implied, of any kind whatsoever against the Company;

(c)           had, since January 1, 2010, any material interest in any property or assets used by the Company in their business; or

(d)           has been engaged, since January 1, 2010, in any other material transaction with the Company (other than employment relationships at the salaries disclosed in the Disclosure Letter).

3.19.           Condition of Assets.  The buildings, machinery, equipment, furniture, improvements and other assets of the Company that are material to the business of the Company, including those reflected in the Balance Sheets, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used in their business.

3.20.           Compensation Arrangements; Bank Accounts; Officers and Directors.

(a)           The names and current annual salary or hourly wage, including any bonus opportunity, if applicable, of all present officers and employees of the Company, together with a statement of the full amount of all cash remuneration paid by the Company and the Sellers to each such person and to each present manager of the Company during the twelve (12)-month period preceding March 31, 2011 have been provided to Buyer and Parent and such information is true and correct in all material respects;

(b)           Section 3.20 of the Disclosure Letter sets forth the name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(c)           Section 3.20 of the Disclosure Letter sets forth the names and titles of all managers, directors and officers of the Company and of each trustee and plan administrator of each Benefit Plan.

3.21.           Labor Relations.

(a)           Except as disclosed in Section 3.21(a) of the Disclosure Letter, (i) no employee of the Company is represented by any union or other labor organization; (ii) there is no unfair labor practice complaint against the Company pending or, to the Company’s knowledge, threatened before the National Labor Relations Board or similar agency; (iii) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Company’s knowledge, threatened against or involving the Company; (iv) no grievance under any collective bargaining agreement or otherwise relating to the laws concerning union representation which might have a material adverse effect on the Company or the conduct of their respective businesses is pending; (v) no private agreement restricts the Company from relocating, closing or terminating any of their operations or facilities; (vi) in the past three (3) years the Company has not experienced any work stoppage or other similar labor difficulty or committed any unfair labor practice; and (vii) the Company has complied in all material respects with all Immigration Laws.  Section 3.21(a) of the Disclosure Letter contains a list of all employment manuals and other similar material documents containing rules or regulations or policies of the Company currently in effect regarding the general conduct, compensation, labor relations and employment and severance of the Company’s employees, copies of which have heretofore been made available to Buyer.

(b)           Section 3.21(b) of the Disclosure Letter sets forth a list of the Company’s current employees who hold a valid, unexpired temporary work authorization, or other valid unexpired authorization to work pursuant to the INA or implementing regulations (“Work Authorization”).  With respect to each of the Company’s employees identified on Section 3.21(b) of the Disclosure Letter, all applicable legal and regulatory requirements were satisfied in all material respects and all of the information that the Company provided to the Department of Labor, the Department of Homeland Security, United States Citizenship and Immigration Services (“USCIS”) as well as its predecessor, the Immigration and Naturalization Service (the “INS”) in the application for such Work Authorization, to the knowledge of the Company, was true and complete in all material respects at the time of filing.  The Company has not received any notice from USCIS or any other Governmental Entity, domestic or foreign, that any non-immigrant status or work authorization has been revoked or suspended.  Except as disclosed on Section 3.21(b) of the Disclosure Letter, there is no action by any Governmental Entity pending or, to the Company’s knowledge, threatened regarding failure to comply in whole or in part with any immigration laws; nor is there any action by any Governmental Entity pending or, to the Company’s knowledge, threatened to revoke or adversely modify the terms of any Work Authorization.

(c)           The Company has correctly classified in all material respects all individuals performing services for such entities as common law employees, independent contractors or agents, as applicable.

3.22.           Insurance.  Section 3.22 of the Disclosure Letter contains a complete and correct list of all policies and contracts for insurance of which the Company is the owner, insured or beneficiary, or covering any of the Company’s properties, indicating for each policy the carrier, risks insured, the amounts and dates of coverage, deductible, premium rate, cash value, if any, expiration date and any pending claims thereunder (each, a “Policy,” and collectively, the “Policies”).  Each Policy is outstanding and in full force and effect.  The Company does not have an obligation to obtain a policy or contract for insurance other than as covered by the Policies.  There is no material default with respect to any provision contained in any Policy, nor has there been any failure to give any notice or present any material claim under any Policy in a timely fashion or in the manner or detail required by the Policy.  Except as set forth in Section 3.22 of the Disclosure Letter, there are no outstanding claims under any Policy and there are no premiums or claims due under any Policy which remain unpaid.  Section 3.22 of the Disclosure Letter contains an accurate and complete description of any provision contained in any Policy which provides for retrospective or retroactive premium adjustments.  Within the past two (2) years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any Policy has been received by the Company.  Except as set forth in Section 3.22 of the Disclosure Letter, the Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five (5) years.

3.23.           Patents and Intellectual Property Rights.

(a)           Section 3.23(a) of the Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, registered trademarks, service marks, trade dress or trade names, applications for registration of, trademarks, service marks, trade dress or trade names, registered and copyrights (including computer software programs), registrations and applications for industrial designs, registrations and applications for mask works, and domain name registrations owned or held for use by the Company in the conduct of its business, specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is held, issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

(b)           The Company owns, is licensed under or otherwise has the right to use all Intellectual Property used in the conduct of its businesses as currently conducted.

(c)           To the knowledge of the Company, the business operations of the Company as it is currently conducted do not and will not, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and no claim has been made, notice given, or dispute arisen, to that effect.  The Company does not have any pending claims that a third party has violated or infringed any Intellectual Property owned or licensed to the Company, and to the knowledge of the Company, no third party is violating or infringing any Intellectual Property owned or licensed to the Company.

(d)           All of the items of Intellectual Property listed in Section 3.23(a) of the Disclosure Letter are valid and in full force, are held of record in the name of the Company free and clear of all liens, claims or encumbrances, and are not the subject of any cancellation, opposition or reexamination proceeding, or any other proceeding challenging their extent, ownership or validity.  The Company is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, trade name, industrial design, copyright, mask work and domain name registration indicated in Section 3.23(a) of the Disclosure Letter as owned by the Company, and no opposition, extension of time to oppose, interference, rejection or refusal to register has been received in connection with any such application.

(e)           To the knowledge of the Company, there has been no unauthorized release, publication, disclosure or other dissemination (i) of the trade secrets, know-how or other confidential or proprietary information of the Company or (ii) by the Company of any third party’s trade secrets, know-how or other confidential or proprietary information.

(f)           All Intellectual Property owned or purported to be owned by the Company (i) was, if a work of authorship as defined under the United States Copyright Law, created as a work for hire (as defined under the U.S. Copyright Law) by persons who were, at the time of the creation of the Intellectual Property, the regular, full-time, salaried employees of the Company acting in the performance of their obligations as employees of the Company, or (ii) was assigned irrevocably to the Company pursuant to written assignments of Intellectual Property executed by, as applicable, the employee(s) or contractor(s) of Company engaged in the conception, creation, development, modification or reduction to practice of such Intellectual Property.

(g)           The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by, the Company, including all computer hardware, software, firmware and telecommunications systems used in the business of the Company, is adequate to the needs of the operation of the business of the Company as it is currently  conducted.

(h)           None of the Sellers or their respective Affiliates owns any Intellectual Property that is used by the Company in the conduct of its businesses as currently conducted.

(i)           As used herein, “Intellectual Property” means all rights recognized anywhere in the world arising under (i) patents and patent applications, including any continuations, divisionals, continuations-in-party, extensions or reissues of the foregoing; (ii) trademarks, service marks, logos, taglines, trade dress, trade names and other indicators of source, and all registrations and applications for registration of any of the foregoing, and all renewals thereof, and all business goodwill appurtenant thereto; (iii) works of authorship and copyrightable works, whether or not registered or published, and all registrations and applications for registration of copyrights; (iv) industrial designs, (v) Internet domain name registrations; (vi) computer software and databases; (vii) trade secrets and confidential or proprietary information, methods, processes and formulae; and (viii) publicity and personality rights.

3.24.           Employee Benefits Matters.

(a)           Set forth on Section 3.24(a) of the Disclosure Letter is a true and complete list of each Benefit Plan.

(b)           Benefit Plans.

(i)           As applicable with respect to each Benefit Plan, the Company has made available to Buyer, as applicable, true and complete copies of (A) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (B) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (C) the current summary plan description and each summary of material modifications thereto, (D) the most recently filed annual reports (Form 5500 and all schedules thereto), (E) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and each currently pending application to the IRS for a determination letter and (F) all records, notices and filings concerning IRS or Department of Labor audits or investigations, non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in any liability to the Company and “reportable events” within the meaning of Section 4043 of ERISA.

(ii)           The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all other laws applicable to the Benefit Plans.  Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other laws.  No Benefit Plan is maintained outside the jurisdiction of the United States.  All contributions to the Benefit Plans, and all payments under the Benefit Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made by the Company are properly accrued and reflected on the financial statements of the Company.

(iii)           The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have obtained a favorable determination or opinion letter from the IRS regarding their qualified status, and there are no facts or circumstances that could reasonably be expected to result in the disqualification of any such plan or the loss of tax-exempt status under Section 501(a) of the Code for any related trust.

(iv)           No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.  Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(v)           There are no pending audits or investigations by any Governmental Entity involving any Benefit Plan, and no pending or, to the Company’s knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Company’s knowledge, is there any reasonable basis for any such claim, suit or proceeding.

(vi)           Neither the Company or any ERISA Affiliate, nor to the Company’s knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with Sellers’ execution of, and performance of the transactions contemplated by this Agreement, will the Company or any ERISA Affiliate, or, to the Company’s knowledge, any fiduciary, trustee or administrator of any Benefit Plan, engage in, any transaction with respect to any Benefit Plan which could be reasonably expected to subject any such Benefit Plan, the Company or any ERISA Affiliate to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(vii)           The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder and the provisions of the American Recovery and Reinvestment Act of 2009 relating to COBRA assistance with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.  Each Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder, to the extent applicable.

(viii)           No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any such benefits.

(ix)           Except as set forth in Section 3.24(b)(ix) of the Disclosure Letter, the Sellers’ execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any current or former employee of the Company.

(x)           Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects both in form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(xi)           Neither the Company nor any ERISA Affiliate has any commitment to modify or amend any Benefit Plan (except as required by law or to retain the tax qualified status of any Benefit Plan).  Neither the Company nor any ERISA Affiliate has any commitment to establish any new program or arrangement that would be a Benefit Plan if it had been established as of the date hereof.

(xii)           The assets of each Benefit Plan which provide retirement, medical, life insurance or similar benefits following termination of employment or retirement are at least equal to the liabilities of such Benefit Plan.

3.25.           Brokerage.  Except as set forth in Section 3.25 of the Disclosure Letter, the Company has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder or any other transactions related to the Company.

3.26.           Relationship with Customers and Suppliers.

(a)           Except as set forth in Section 3.26(a) of the Disclosure Letter, since January 1, 2011, no customer has terminated its contract for the provision of services by the Company prior to the completion of such services or has had an outstanding balance aged more than ninety (90) days remain unpaid.

(b)           Except as set forth in Section 3.26(b) of the Disclosure Letter, since January 1, 2011, no significant software vendor has ceased, or threatened to cease, to deliver the products or services used by the Company, has reduced materially or threatened to reduce materially, the delivery of such products or services or has or has threatened to otherwise materially and adversely modify its business relationship with the Company.

3.27.           Employee Loans.  On or prior to the date hereof, all advances (excluding advances for ordinary business expenses made in the ordinary course of business and consistent with past practice) or loans to any officer, director, independent contractor or employee of the Company have been discharged, paid or satisfied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer as follows:

4.1.           Ownership of Interests.  Such Seller is the holder of record and owns beneficially the Interests listed on Section 4.1 of the Disclosure Letter, free and clear of any Encumbrances. At the Closing, such Seller will deliver to Buyer good and valid title to the Interests, free and clear of any Encumbrances.  Such Seller is not a party to any voting trust, proxy or other agreement with all respect to the voting of the Interests which will remain in force or effect after the Closing.

4.2.           Authority.  Such Seller has full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is a party by Buyer and the Company, as the case may be, this Agreement and each Ancillary Agreement to which such Seller is a party constitutes the legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity.  Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by such Seller of this Agreement, or the performance by such Seller of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect such Seller’s ability to perform its obligations under this Agreement in any material respect.

4.3.           Consents.  Except as set forth in Section 4.3 of the Disclosure Letter, no consent, approval, or authorization of, or exemption by, or filing is required to be obtained or made by such Seller in connection with the execution, delivery, and performance by such Seller of this Agreement, or any Ancillary Agreement to which such Seller is a party or the taking by such Seller of any other action contemplated hereby or thereby or the continuation after the Closing by the Company of the businesses conducted prior to the Closing.

4.4.           No Violation of Laws or Agreements.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party thereto, and the consummation by such Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which such Seller is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Interests or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of such Seller (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which such Seller is a party or by which it may be bound.

4.5.           Brokers and Finders.  Except as set forth in Section 4.5 of the Disclosure Letter, such Seller has not employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders fees, in connection with the transactions contemplated by this Agreement.

4.6.           Investment Representations.

(a)           Accredited Investor.  The Majority Member is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  For the avoidance of doubt, only the Majority Member, and not any of the Minority Members, is making the representation under this Section 4.6(a).

(b)           Investment.  Such Seller is acquiring the Parent Stock for investment for such Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Such Seller understands that the Parent Stock has not been, and will not be when issued, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

(c)           Knowledge and Experience.  Such Seller has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement, that such Seller is capable of evaluating the merits and risks of an investment in the Parent Stock and of making an informed investment decision.  Such Seller understands that the acquisition of Parent Stock involves a high degree of risk, and there can be no assurance that Parent’s business objectives will be obtained.

(d)           Independent Investigation.  In making the decision to acquire the Parent Stock, such Seller (i) has relied solely upon the provisions of this Agreement, independent investigations made by such Seller and consultations by such Seller with its legal and financial advisors and (ii) has been given the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Parent and Buyer and to ask questions of, and to receive answers from, management or other persons acting on behalf of Parent and Buyer, to the extent such persons possess such information, each as such Seller has deemed necessary.  Such Seller further acknowledges that such Seller has had such opportunity to consult with such Seller’s own counsel, financial and tax advisors and other professional advisors as such Seller believes is sufficient for purposes of the acquisition of the Parent Stock.

(e)           Registration.  Such Seller understands and acknowledges that, other than as set forth in Section 8.7 hereof, neither Parent nor Buyer has made any representations or agreements with respect to the registration of the Parent Stock under the Securities Act, that there are no current plans to effect such registration and it is not anticipated that there will be any market for the Parent Stock, and that, as a result, such Seller must be prepared to bear the economic risk of the Parent Stock investment therein for an indefinite period of time.

(f)           Restrictions on Transfer; Legends.  Such Seller acknowledges, understands and agrees that the Parent Stock to be received will constitute “restricted securities” under the Securities Act and applicable regulations inasmuch as they will be acquired in transactions not involving a public offering, and that under such laws and applicable regulations the Parent Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  Such Seller acknowledges, understands and agrees that if the Parent Stock is ever in certificated form, then so long as such restrictions remain in effect such certificate(s) shall be stamped or otherwise imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Such certificate(s) shall not bear such legend referred to above if, in the opinion of counsel reasonably satisfactory to Parent, the Parent Stock represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

5.1.           Organization.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

5.2.           Authorization.  Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer and no further action is required on the part of Buyer to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly executed and delivered by Buyer, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Buyer, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.3.           Consents.  No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4.           Brokerage.  Except as set forth in Section 5.4 of the Disclosure Letter, Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

5.5.           No Violation of Laws or Agreements.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreement to which Buyer is a party thereto, and the consummation by Buyer of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of Buyer’s capital stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of Buyer (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which Buyer is a party or by which it may be bound.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Sellers as follows:

6.1.           Organization.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

6.2.           Authorization.  Parent has all requisite power and authority to enter into this Agreement and the Ancillary Agreements, to issue the Parent Stock to the Sellers and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and no further action is required on the part of Parent to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Agreements to which Parent is a party has been duly executed and delivered by Parent, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

6.3.           Capitalization.

(a)           The authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $.01 per share (the “Parent Common Stock”).  At the close of business on July 10, 2011, 16,507,313 shares of Parent Common Stock were issued and outstanding.

(b)           The Equity Consideration is free and clear of all Encumbrances.

(c)           Shares of the Parent Common Stock were not issued in violation of the terms of any agreement or other understanding binding upon the Parent, and were issued in compliance with all applicable laws and regulations.

(d)           The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Equity Consideration, other than Encumbrances created or suffered by Sellers.

6.4.           Valid Issuance of Shares.  The Equity Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of all liens and restrictions on transfer other than liens restrictions on transfer under this Agreement or applicable state and federal securities laws.  The Equity Consideration will be issued in compliance with all applicable federal and state securities laws.

6.5.           Disclosure.  As of their respective dates, the Parent SEC Documents did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such Parent SEC Documents, in light of the circumstances under which they were and will be made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Document.

ARTICLE VII
MUTUAL COVENANTS

7.1.           Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, after the Closing each of the parties hereto shall cooperate with one another and use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

7.2.           Additional Documents and Further Assurances.

(a)           Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely or evidencing the consummation of the Acquisition, this Agreement and the transactions contemplated hereby and thereby.

(b)           Notwithstanding anything to the contrary herein, neither Buyer nor Parent shall be required to agree to any divestiture by Buyer, Parent or the Company or any of Parent’s subsidiaries, Buyer’s subsidiaries or their respective Affiliates of shares of capital stock or membership interests of any business, assets or property of Buyer, Parent or their respective subsidiaries or Affiliates or the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

7.3.           Audit.  As soon as practicable following the Closing Date, Buyer shall prepare, at Buyer’s sole expense, audited financial statements for the Company for the year ended December 31, 2010, which are prepared in accordance with GAAP and satisfy the Regulation S-X rules for public company audited financial statements, along with appropriate other documents to allow for use of such financial statements in public filings.  The Sellers shall, and shall cause Plante & Moran, PLLC, the Company’s public accountants (the “Accountants”) to, reasonably cooperate with Buyer and Buyer’s accountants in connection with (a) the preparation of audited financial statements for the Company for the year ended December 31, 2010 and financial statements for such other periods as Buyer may reasonably request and (b) filings that Parent, Buyer or their respective Affiliates are required to make under applicable law in which financial statements or other information regarding the Company is required to be included, including, without limitation, providing necessary consents to the inclusion of financial statements in such filings.

7.4.           Cloud Subsidiary.  Within thirty (30) days following the Closing Date, Buyer shall cause the Company to form Emerging Cloud LLC, a Delaware limited liability company (“Emerging Cloud”), and to contribute to Emerging Cloud all of the Company’s assets and liabilities relating to its cloud computing practice.  Greg Lewis, and those Sellers as he may designate, shall be entitled to invest up to $300,000 in the aggregate in Emerging Cloud in exchange for up to an aggregate twenty percent (20%) ownership interest in Emerging Cloud (prior to giving effect to the phantom equity plan described in Section 7.4(b) below).  Such investment in Emerging Cloud shall be subject to the execution of mutually acceptable documentation, including, without limitation, a limited liability company agreement among the Company and its equity holders, which shall provide for, among other things:

(a)           a single class of equity for all equity investors (including Buyer) in Emerging Cloud, with pro rata sharing on all distributions, including liquidating distributions;

(b)           a phantom equity plan for Emerging Cloud employees equal to 10% of the outstanding membership interests (the “10% Pool”);

(c)           rights of first refusal on transfer (with carve out for estate planning transfers and transfers to other existing equity holders), tag along rights, drag along rights and preemptive rights on new equity raises (subject to customary exceptions including the 10% Pool), and piggy-back registration rights;

(d)           no required additional capital calls or shareholder loans;

(e)           Greg Lewis being appointed as President of Emerging Cloud; and

(f)           observer rights for Greg Lewis on the board of managers of Emerging Cloud.

7.5.           Broker Fee.  Within five (5) days after the Closing Date, Buyer shall pay on the Company’s behalf the fee of Focus LLC, provided that the amount of such fee shall be considered a current liability for purposes of the calculation of Net Working Capital.

ARTICLE VIII
COVENANTS OF THE COMPANY AND THE SELLERS

8.1.           Confidentiality.  The Sellers shall, and shall cause their respective Affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property regarding the Company or their businesses and operations (“Confidential Information”) in its possession or control.  The obligations of the parties under this Section 8.1 shall not apply to Confidential Information which (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 8.1; or (b) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the parties shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such Confidential Information at the cost of the Company.

8.2.           Non-Solicitation and Non-Competition.

(a)           In consideration of the payment of the Purchase Price by Buyer to the Sellers and in order that Buyer may enjoy the full benefits of ownership of the business of the Company:

(i)           Each of the Majority Member, Greg Lewis and Don Sweeney hereby covenants and agrees to not engage, directly or indirectly, in any Competitive Activities.  For purposes of this Section 8.2, “Competitive Activities” shall mean any business within any state of the United States that, directly or indirectly, provides strategic guidance, implementation and innovative integration solutions to business entities for business and technology applications from software vendors.  The Majority Member, Greg Lewis, Don Sweeney and Buyer agree that the foregoing covenant is intended to prohibit the Majority Member, Greg Lewis and Don Sweeney from engaging, directly or indirectly, in the Competitive Activities as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity (except as a holder of equity or debt securities of a corporation which has a class of securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than one percent (1%) of the issued and outstanding debt or equity securities of such corporation) for any person, firm or corporation.

(ii)           Each of the Majority Member, Greg Lewis and Don Sweeney hereby covenants and agrees to not, directly nor indirectly, (A) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing, any individual who is, has agreed to be or within one (1) year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, the Company, any of their respective Affiliates, or any successor to any of the foregoing, or (B) engage or participate in any effort or act to induce any customers, suppliers, associates or independent contractors of Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing to cease doing business or their association or employment, with Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing.

(b)           Term.  The duration of the restrictions contained in Section 8.2(a) shall be for a period of five (5) years, commencing on the date hereof; provided, however, that if the employment of Greg Lewis or Don Sweeney is terminated by the Company or an Affiliate of Buyer “Without Cause” as defined in the Lewis Employment Agreement or the Sweeney Employment Agreement, as applicable, then the restrictions set forth in Section 8.2(a)(i) shall, with respect to only such individual whose employment was so terminated, cease to apply on the earlier of (x) the fifth (5th) anniversary of the date hereof and (y) the date on which such individual is no longer receiving continued base salary pursuant to the terms of Section 5(b) of the Lewis Employment Agreement, in the case of Greg Lewis, or Section 5(b) of the Sweeney Employment Agreement, in the case of Don Sweeney.

(c)           Specific Performance.  Each Seller understands and agrees that the restrictions contained herein are a reasonable and necessary protection of the legitimate interests of the Company and Buyer and that any failure of such Seller to comply with the requirements of this Section 8.2 will cause the Company and Buyer irreparable injury.  Each Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 8.2 will be inadequate and, accordingly, each Seller covenants and agrees that the Company and Buyer shall, in addition to any other rights and remedies which the Company or Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction.  Such right to obtain equitable relief may be exercised, at the option of the Company and Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company or Buyer may have as a result of any such breach or threatened breach.

8.3.           Transfer of Intellectual Property.  Promptly following the closing, Emerging Solutions Holding Corp., an Illinois corporation, shall change its legal name, and change or cancel, as appropriate, any trade name or business name registrations, to a name that will not be the same as, or confusingly similar to, “Emerging Solutions,” which name shall be reasonably acceptable to Buyer.

8.4.           Access to Information Post-Closing.  During the five (5)-year period following the Closing Date, each party hereto shall cooperate with and make available to the other party, upon reasonable advance notice and during normal business hours, reasonable access to all books and records, Tax Returns and records, contracts and other information existing prior to and at the Closing Date which are necessary or useful in connection with any litigation, insurance matter, financial reporting requirement or obligation, Tax inquiry, audit, investigation or dispute, or any other matter requiring such books and records or information for any reasonable business purpose relating to the Company.  The party requesting such access shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with providing such books and records or other information.

8.5.           Put Option.

(a)           Subject to Section 8.5(b) below, each of the Sellers shall have the one-time option to sell (the “Put Option”) to Parent (or its designee, provided that Parent remains liable for the performance of the designee) for the Option Purchase Price all, but not less than all, of the Parent Stock making up the portion of the Equity Consideration that such Seller has received (the “Put Shares”).  A Seller may exercise the Put Option at any time between the date that is sixty (60) days prior to the third (3rd) anniversary of the Closing Date and the date that is sixty (60) days after the date on which Buyer delivers to Sellers’ Agent all of the financial statements of Company and its subsidiaries covering the three (3)-year period beginning the date hereof and ending on the third (3rd) anniversary of the date hereof by delivery to Parent of a written notice signed by such Seller.  All rights under this Section 8.5 shall terminate if (i) the total EBITDA over the period from the Closing Date to the third (3rd) year anniversary of the Closing Date does not exceed $5,400,000; or (ii) a valid notice of exercise has not been received within sixty (60) days after the third (3rd) anniversary of the date hereof.  For purposes of this Section 8.5, EBITDA has the meaning ascribed to such term in Exhibit A hereto, including all adjustments to EBITDA set forth therein.

(b)           If a Seller exercises the Put Option, Parent shall have the right to cause the closing of the Put Option to occur at any time, in Parent’s sole discretion, for a period of thirty (30) days following its receipt of the written exercise notice.

(c)           At the closing of the Put Option, the Seller(s) exercising the Put Option shall deliver the certificates, if any, evidencing the Put Shares, accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Parent and/or its designee(s) good title to the Put Shares, free and clear of all Encumbrances other than those imposed under this Agreement.

(d)           Parent and/or its designee(s) shall deliver to the Seller(s) exercising the Put Option the Option Purchase Price for the Put Shares in equal installments over the eight (8) quarters following the closing of the Put Option.  Such payments shall be made in cash by certified or bank cashier’s check.

(e)           It is understood and agreed by the Sellers that upon any transfer of the Put Shares, other than a transfer to another Seller, any equity owner of such Seller, any of such Person’s family members or any trust or other entity established or designated by such Person for tax or estate planning purposes (collectively, the “Permitted Transferees”), all rights with respect to a Put Option for such Put Shares will terminate.  The rights of the Put Shares with respect to the Put Option are not assignable without the prior written consent of Parent, which consent may be withheld in Parent’s sole discretion, provided, however, that a Seller may assign its rights with respect to the Put Option in connection with a transfer of the Put Shares to a Permitted Transferee without the prior written consent of Parent.

8.6.           Parent Right of First Refusal.

(a)           During the period from the date hereof to the Put Date (the “Restricted Period”), and subject to the terms and conditions specified in this Section 8.6, Parent shall have a right of first refusal if any Seller (the “Offering Seller”) (i) receives an offer (the “Offer”) from an unrelated third party, other than a Permitted Transferee, to purchase all or any portion of the Parent Stock owned by the Offering Seller that the Offering Seller desires to accept or (ii) intends to sell all or any portion of its Parent Stock in the open market.

(b)           The Offering Seller shall, within five (5) business days of receipt of the Offer or before selling all or a portion of its Parent Stock in the open market, as applicable, submit a written notice (the “Offering Seller Notice”) to Parent stating that it has either received a bona fide offer from an unrelated third party or intends to sell all or a portion of its Parent Stock in the open market and specifying, as applicable: (i) the number of shares of Parent Stock or the number, class or series of other securities subject to the proposed transfer (the “Offered Securities”), (ii) the date or proposed date of the transfer and the name and address of the proposed transferee, (iii) the consideration to be received by the Offering Seller for such transfer and the other material terms and conditions of the transfer and (iv) the proposed date, time and location of the closing of the transfer, which shall not be less than thirty (30) days from the date of the Offering Seller Notice.

(c)           Parent shall have the right to purchase all, but not less than all, of the Offered Securities on the same terms and conditions specified in the Offering Seller Notice.  Within thirty (30) days after receipt of the Offering Seller Notice, Parent shall notify the Offering Seller of whether or not Parent wishes to purchase all, but not less than all, of the Offered Securities on the same terms and conditions as set forth in the Offering Seller Notice.

(d)           If Parent elects to purchase all of the Offered Securities, the closing of the purchase and sale of such Offered Securities shall be held at the place and on the date established by Parent in its notice to the Offering Seller in response to the Offering Seller Notice, which in no event shall be less than ten (10) or more than thirty (30) days from the date of the response to such Offering Seller Notice.  If Parent does not elect to purchase the Offered Securities, the Offering Seller may sell the Offered Securities at a price not less than the price specified in the Offering Seller Notice and on other terms no more favorable to the transferees thereof than specified in the Offering Seller Notice during the ninety (90)-day period immediately following the last date on which Parent could have elected to purchase the Offered Securities.  All such Offered Securities not transferred within such ninety (90)-day period will be subject to the provisions of this Section 8.6 upon subsequent Transfer.

(e)           Notwithstanding anything to the contrary herein, it is acknowledged and agreed that the assignment and transfer of Parent Stock, whether or not vested, by a Seller to any of such Seller’s Permitted Transferee shall not be subject to the provisions of this Section 8.6 or otherwise to the consent of Buyer or Parent.

8.7.           Incidental Registration Rights.

(a)           Right to Include Registrable Securities.  If at any time Parent proposes to register any offer or sale of the Parent Common Stock under the Securities Act (other than on a Special Registration Statement), whether or not for sale for its own account, it will give at least thirty (30) days prior written notice (the “Registration Notice”) to the Sellers’ Agent of its intention to file a registration statement under the Securities Act and of the Sellers’ rights under this Section 8.7.  Upon the written request of any Seller made within twenty (20) days of the date of the Registration Notice, Parent shall use its reasonable efforts to effect the registration under the Securities Act of the offer and sale of all of the Registrable Securities which Parent has been so requested to register by the holders thereof (an “Incidental Registration”), to the extent required to permit the public disposition (in accordance with such intended methods thereof) of the Registrable Securities subject to such requests; provided, however, that (i) if, at any time after giving the Registration Notice and prior to the effective date of the registration statement filed in connection with such registration, Parent shall determine for any reason not to register the offer and sale of the Parent Common Stock, Parent shall give written notice of such determination to the Sellers’ Agent and thereupon shall be relieved of its obligation to register any offer and sale of Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith); (ii) if a registration undertaken pursuant to this Section 8.7 shall involve an Underwritten Offering, any Seller requesting to be included in such registration may elect, in writing at least twenty (20) days prior to the effective date of the registration statement filed in connection with such registration, not to register the offer and sale of such Seller’s Registrable Securities in connection with such registration; and (iii) if, at any time after one hundred eighty (180) days after the effectiveness of the registration statement, the sale of the Parent Common Stock has not been completed, Parent may withdraw from the registration, on a pro-rata basis (based on the number of Registrable Securities requested by each Seller to be subject to such registration), the offer and sale of the Registrable Securities of which Parent has been requested to register and which have not been sold.

(b)           Priority in Incidental Registrations.  If a registration pursuant to Section 8.7(a) involves an Underwritten Offering and the managing underwriter or underwriters advise Parent in writing that, in its or their opinion, the total number of shares of the Parent Common Stock to be included in such registration, including the Registrable Securities requested to be included pursuant to Section 8.7(a), exceeds the maximum number of shares of the Parent Common Stock specified by the managing underwriter or underwriters that may be distributed without materially and adversely affecting the price, timing or distribution of such shares of the Parent Common Stock, then Parent shall include in such registration only such maximum number of Registrable Securities which, in the reasonable opinion of such underwriter or underwriters, can be sold in the following order of priority: (i) first, all of the shares of the Parent Common Stock that Parent proposes to sell for its own account, if any, (ii) second, the Registrable Securities of the Sellers that are requested to be included in such Incidental Registration and (iii) third, the Parent Common Stock of any other holders that are requested to be included in such Incidental Registration.  To the extent that the number of Registrable Securities to be included in the Incidental Registration must be allocated among the Sellers pursuant to clause (ii) above, such shares shall be allocated pro-rata among the applicable Sellers based on the number of Registrable Securities that such Sellers shall have requested to be included therein.

(c)           Expenses.  The Company will pay all Registration Expenses in connection with any registration of Registrable Securities requested pursuant to this Section 8.7.

(d)           Liability for Delay.  The Company shall not be held responsible for any delay in the filing or processing of a registration statement which includes any Registrable Securities due to requests by the Sellers pursuant to this Section 8.7 nor for any delay in requesting the effectiveness of such registration statement.

(e)           Underwritten Registrations.

(i)           No Seller may participate in any Underwritten Registration hereunder unless such holder (A) agrees to sell his, her or its Registrable Securities on the basis provided in any underwriting arrangements or agreements approved by the persons who have selected the underwriter and (B) accurately completes, in a timely manner, and executes all questionnaires, powers of attorney, escrow agreements, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements; provided, however, that no Seller will be required to provide representations and warranties or indemnities or otherwise become subject to liabilities or obligations in any such underwriting agreement that are not customary for investors of its type in such transaction.

(ii)           Each holder of Registrable Securities that is participating in a registration of the Registrable Securities pursuant to this Section 8.7, including without limitation an Incidental Registration or an Underwritten Registration, agrees, if requested by the managing underwriter or underwriters in an Underwritten Offering of any Registrable Securities, not to effect any public sale or distribution of Registrable Securities (except as part of such Underwritten Registration), including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the ten (10)-day period prior to, and during the one hundred eighty (180)-day period, or such lesser period as the managing underwriter or underwriters may require, beginning on, the effective date of such registration statement, to the extent timely notified of such offering in writing by Parent or the managing underwriter or underwriters.  For the avoidance of doubt, the holders of Registrable Securities who are eligible to participate but are not participating in any registration pursuant to this Section 8.7, including without limitation an Incidental Registration or an Underwritten Registration, shall not be subject to the limitations of this Section 8.7(e)(ii).

(iii)           If any of the Registrable Securities covered by any Incidental Registration are to be sold in an Underwritten Offering, the investment banker or investment bankers and manager or managers that will administer and underwrite the offering will be selected by Parent.

(f)           Transfer.  It is understood and agreed by the Sellers that upon any transfer of the Registrable Securities, other than to a Permitted Transferee, all rights with respect to the Incidental Registration of such Registrable Securities will terminate.  The rights of the Registrable Securities with respect to the Incidental Registration are not assignable without the prior written consent of Parent, which consent may be withheld in Parent’s sole discretion, provided, however, that a Seller may assign its rights with respect to the Incidental Registration in connection with a transfer of the Registrable Securities to a Permitted Transferee without the prior writhe consent of Parent.

ARTICLE IX
TAX MATTERS

9.1.           Preparation of Returns.

(a)           From and after the Effective Time, Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable periods beginning after the Effective Time.

(b)           Subject to Section 9.1(c) and Section 9.1(d), Sellers shall, at the Sellers’ expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable periods ending on or prior to the Effective Time that have not been filed as of the Effective Time (the “Company Pre-Closing Returns”).  Such Tax Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law.  Sellers’ Agent shall provide to Buyer, for the Buyer’s review and comment, drafts of the Company Pre-Closing Returns to be filed after the Effective Time together with supporting schedules and related workpapers, as follows: (i) Income Tax Returns shall be submitted to Buyer not later than sixty (60) days prior to the deadline for filing such returns (as extended), and (ii) all other Tax Returns shall be submitted within thirty (30) days prior to the deadline for filing such returns (as extended).  Buyer shall submit comments with respect to such Income Tax Returns within thirty (30) days after receiving such returns, and shall submit comments with respect to such non-Income Tax Returns within fifteen (15) days after receiving such returns.  Notwithstanding the foregoing, in the event a Company Pre-Closing Return is required to be filed within sixty (60) days after the Closing Date, the Sellers’ Agent and Buyer shall endeavor to provide copies of, and comments to, such Tax Return as soon as reasonably practicable. The Sellers’ Agent and Buyer shall use good faith efforts to resolve any dispute in connection with such comments.  Except as otherwise provided in this Section 9.1(b), in the event the Sellers’ Agent and Buyer are unable to agree on any such revisions to the Income Tax Returns of the Company within ten (10) days after Buyer provides its comments, the Sellers’ Agent and Buyer shall engage the Arbiter or such other nationally recognized law or accounting firm mutually acceptable to the Sellers’ Agent and Buyer to resolve the dispute, the costs of which shall be borne in the manner set forth in Section 1.2(f).  The Sellers shall pay to the Company the amount of any Taxes due on any Company Pre-Closing Return at least five (5) days prior to the date of payment for such Taxes to the extent such Taxes exceed the amount, if any, reserved on the face of the Closing Balance Sheet or otherwise taken into account in determining the Purchase Price, whether as an adjustment to Closing Net Working Capital or otherwise.

(c)           In the case of any taxable period beginning before the Effective Time and ending after the Effective Time (a “Straddle Period”), Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are required to be filed with respect to such Straddle Periods (the “Straddle Period Returns”).  The Straddle Period Returns shall be prepared, where relevant, in a manner consistent with past practices, except as otherwise required by applicable law.  Buyer shall provide to the Sellers’ Agent, for the Sellers’ Agent review and comment, drafts of the Straddle Period Returns to be filed after the Effective Time, together with supporting schedules and related workpapers, not later than sixty (60) days prior to the deadline for filing such returns (as extended).  The Sellers’ Agent shall submit comments with respect to such Straddle Period Returns to Buyer within thirty (30) days after receiving such returns  In the event that any Straddle Period Return is required to be filed within sixty (60) days of the close of the relevant tax period, Buyer and the Sellers’ Agent shall endeavor to provide copies of, and comments to, such returns as soon as reasonably practicable.  If the Sellers’ Agent does not submit comments within such review period, then Sellers’ Agent will be deemed to have approved such Tax Returns as prepared by Buyer. If Sellers’ Agent delivers comments to Buyer within such review period, the Sellers’ Agent and Buyer shall use good faith efforts to resolve any dispute in connection with such comments.  In the even the Sellers’ Agent and Buyer are unable to agree on any such revisions to the Income Tax Returns of the Company within ten (10) days after Sellers’ Agent provides its comments, the Sellers’ Agent and Buyer shall engage the Arbiter or such other nationally recognized law or accounting firm mutually acceptable to the Sellers’ Agent and Buyer to resolve the dispute, the costs of which shall be borne in the manner set forth in Section 1.2(f).  The Sellers shall pay to the Company the amount of any other Taxes apportioned to the Interim Period on the later of (i) thirty (30) days following the date on which the Sellers’ Agent receives a copy of the Straddle Period Tax Return and supporting schedules and related workpapers, or (ii) at least five (5) days prior to the date for payment of such Taxes, but only to the extent such Taxes exceed the amount, if any, reserved on the face of the Closing Balance Sheet and taken into account in determining Closing Net Working Capital.

(d)           Notwithstanding any provision in Section 9.1(c) or Section 9.1(d) to the contrary, the Parties agree the Acquisition shall be reported for federal Income Tax purposes in accordance with Revenue Ruling 99-6 (and to the extent permitted, reported for state and local Income Tax purposes) as (i) a sale of partnership interests with respect to the Sellers, and (ii) as a purchase of the Company’s assets with respect to the Buyer.  The Purchase Price and all capitalized costs and any liabilities of the Company required to be treated as sale proceeds for federal (and if applicable, state and local) Income Tax purposes shall be allocated among the assets of the Company in a manner consistent with the allocation set forth on attached Schedule A.  The Buyer and the Sellers shall report, act and file all federal Income Tax Returns (which shall include, with respect to the Buyer, Internal Revenue Service Form 8594) (and if applicable, state and local Income Tax Returns) in a manner consistent with such allocation.  Neither the Buyer nor the Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

(e)           Buyer shall not, and shall not cause or permit the Company or any of Buyer’s Affiliates to, file an amended Tax Return or make any other Tax filing with respect to the Company for any Tax period or portion thereof ending on or prior to the Effective Time without obtaining the prior written consent of the Sellers’ Agent, which consent may not be unreasonably withheld; provided, however, the Sellers’ Agent may withhold consent in its sole and absolute discretion if such amendment or other Tax filing affects an Income Tax Return.

9.2.           Tax Indemnification.  The Majority Member, Greg Lewis and Don Sweeney (together, the “Majority Parties”) jointly and severally shall indemnify and hold harmless Buyer and the Company from and against any Losses resulting from any Pre-Closing Taxes, including (a) any Losses related to the failure by the Company to (in accordance with applicable law) report, withhold from or pay all required Taxes with respect to, wages, commissions and other compensation paid or owing to any employee or independent contractor of the Company prior to the Effective Time, (b) the Sellers’ liability for transfer Taxes under Section 9.6, (c) any increase in Tax liability resulting from the Company being liable for any Taxes of any Person as transferee or successor, by contract or otherwise for any Pre-Closing Tax Period or Interim Period and (d) any sales, use or similar Taxes the Company or Buyer is required to impose, collect or pay, whether or not such Taxes are payable before or after the Closing, to the extent such Taxes are required by Law to be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Company prior to Closing.  Notwithstanding the foregoing, the Sellers shall have no liability for, and no obligation to indemnify or hold harmless Buyer or the Company with respect to, any Losses resulting from Pre-Closing Taxes to the extent such Taxes are reserved on the face of the Closing Balance Sheet and taken into account in determining Closing Net Working Capital.

9.3.           Income Tax Refunds and Cooperation.  With respect to any pending or subsequently filed claim for refund of any Taxes of the Company in respect of any Pre-Closing Tax Period, or any claims or actions for refund of such Taxes by the Sellers, Buyer agrees that the Sellers will retain the right, with the cooperation of the Company, to prosecute, settle or abandon, on behalf of themselves or the Company, each of such claims or actions at the Sellers’ expense; provided, however, that neither the Sellers nor the Company shall prosecute, settle or abandon any such claim or action in a manner that may have adverse effect on the other parties’ Tax indemnification obligations under this Agreement.  In the event that any Tax refund or credit is received by the Company, Buyer or Buyer’s Affiliates in respect of any Pre-Closing Tax Period or Interim Period, the Company shall pay to the Sellers an amount equal to such refund or credit plus any interest earned on such refund less any expenses incurred by the Company within five (5) days after the date such Tax refund or credit is received by (or first available to be applied against any Tax obligation of) the Company, Buyer, or any of Buyer’s Affiliates, except to the extent such refund or credit is reflected as an asset on the Closing Balance Sheet and is taken into account in determining the Purchase Price, whether as an adjustment to Net Working Capital or otherwise.

9.4.           Assistance and Records.  The parties shall provide each other with such assistance as each may reasonably request in connection with (a) the preparation of Tax Returns required to be filed with respect to the Company, (b) any audit or other examination by any Governmental Entity, (c) any judicial or administrative proceedings relating to liability for Taxes, or (d) any claim for refund in respect of such Taxes.  Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim.

9.5.           Tax Proceedings.  Any tax audit, administrative or judicial proceeding or other claim or action that pertains to Taxes with respect to any period (or portion thereof) ending prior to or on the Closing Date shall be subject to the procedures set forth in Section 10.3 hereof.  The Company will retain, and upon the reasonable request of the Sellers’ Agent provide, any records or information which may be relevant to any such return, audit, proceeding or other claim or action.  The Sellers shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company, Buyer or Parent in the production and copying of such materials or otherwise at the request of the Sellers.

9.6.           Transfer Taxes.  The Sellers (collectively and treated as a single Person for purposes of this Section 9.6) and Buyer shall pay any Transfer Taxes imposed on them by law as a result of the transactions contemplated by this Agreement, but, notwithstanding any requirement of law, the Sellers, on the one hand, and Buyer, on the other, shall bear one-half of all such Transfer Taxes.  Accordingly, if a Party is required by law to pay more than its fifty percent (50%) share of such Transfer Taxes, the other Party shall promptly reimburse such first Party for amounts in excess of its one-half portion of such Transfer Taxes.  Sellers and Buyer shall timely file their own Transfer Tax returns as required by applicable law and shall notify the other Parties hereto when such filings have been made.  Sellers and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner and to obtain such Transfer Tax exemptions as may be available.  This Section 9.6 (and not Section 9.1(b) or 9.1(c)) shall govern which Party is responsible for the payment of Transfer Taxes that arise as a result of the transactions contemplated by this Agreement.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

10.1.           Survival.  The representations and warranties under this Agreement, any Ancillary Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the eighteen (18)-month period following the Closing Date (the “Survival Period”) and no action or claim for Losses (as hereinafter defined) resulting from any breach of representations and warranties shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a)           claims for breach of representations and warranties relating to Section 3.2 hereof (relating to capitalization), Sections 3.1, 5.1 and 6.1 hereof (relating to organization), Section 3.3 hereof (relating to subsidiaries) Section 3.5, 4.2, 5.2 and 6.2 hereof (relating to authority), Sections 3.25, 4.5 and 5.4 hereof (relating to brokers) and Section 4.1 hereof (relating to ownership), which may be asserted without limitation;

(b)           claims under Section 9.2 or for breach of representations and warranties relating to Section 3.10 hereof (relating to tax matters), Section 3.14 hereof (relating to environmental matters), and Section 3.24 hereof (relating to employee benefits matters), which may be asserted until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof);

(c)           claims under Section 6.5 hereof (relating to Disclosure), which may only be asserted by a Seller from the time it is determined that such Seller is unable to exercise its Put Option pursuant to Section 8.5 hereof until ninety (90) days after such date; and

(d)           any claims which have been asserted and which are the subject of a written notice from the Sellers’ Agent to Buyer or from Buyer to the Sellers’ Agent, as may be applicable, prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

10.2.           General Indemnification.

(a)           The Majority Parties jointly and severally shall indemnify and defend and shall compensate and reimburse the Company, Buyer, Parent and each of their respective directors, officers and employees (the “Buyer Indemnitees”) and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)           any breach of any representation or warranty made by the Company in this Agreement; or

(ii)           any breach of any covenant made by the Company in this Agreement or any Ancillary Agreement which covenant of the Company required performance prior to the Closing.

(b)           Each Seller will severally (and not jointly and severally) indemnify and defend and shall compensate and reimburse the  Buyer Indemnitees and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)           any breach of any representation or warranty made by such Seller in Article IV; or

(ii)           any breach of any covenant or agreement made by such Seller in this Agreement or any Ancillary Agreement, whether such covenant of such Seller requires performance prior to or after the Closing.

(c)           Notwithstanding the foregoing, (A) the Majority Parties and, as to Section 10.2(b), the applicable Sellers, shall not have any obligation to indemnify the Buyer Indemnitees from and against Losses resulting from, or arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company or any Seller until the Buyer Indemnitees have suffered Losses by reason of all such breaches in excess of $100,000 (the “Basket”), after which point the Majority Parties and, as to Section 10.2(b), the applicable Sellers, will be obligated to indemnify the Buyer Indemnitees from and against the aggregate amount of all such Losses regardless of the Basket; and (B) there will be an aggregate ceiling equal to $2,450,000 plus an amount equal to thirty-five percent (35%) of the aggregate amount of any Earn-Out payments received by the Sellers as of the date of determination (the “Cap”), on the aggregate obligation of the Sellers to indemnify the Buyer Indemnitees from and against Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company or any Seller; and (C) the total liability of each Seller with respect to claims under Section 10.2(b)(i) shall not exceed such Seller’s Pro-Rata Share of the Cap; provided, however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of any representation or warranty relating to Section 3.1 (relating to organization), Section 3.2 (relating to capitalization), Section 3.3 (relating to subsidiaries), Section 3.5 (relating to authority), Section 3.6(b) (relating to immigration matters), Section 3.10 (relating to taxes), Section 3.14 (relating to environmental matters), Section 3.16 (relating to title), Section 3.24 (relating to employee benefits matters), Section 3.25 (relating to brokers), Section 4.1 (relating to ownership of shares), Section 4.2 (relating to authority), Section 4.5 (relating to brokers), or to claims of, or causes of action based upon, fraud.

(d)           Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments under the Earn-Out (other than the Retention Bonus Pool) and any unvested portion of the Equity Consideration.  From and after the Closing, any indemnification to which Buyer is entitled under this Agreement as a result of any Losses incurred under Section 10.2(a) or 10.2(b) and for which Buyer exercises its right of set off pursuant to this Section 10.2(d), shall be satisfied first by set off against any payments owed with respect to the Contingent Bonus Pool, then against any payments owed with respect to the Cash Earn-Out Consideration and the Super Cash Earn-Out Consideration and then against any unvested portion of the Equity Consideration; provided, however, to the extent it is later finally determined by a court of competent jurisdiction or by the agreement of the parties that any amount that was so set off, or any portion thereof, was not due and owing to Buyer, Buyer shall pay such amounts to the Sellers’ Agent (for distribution to the Sellers) promptly after such final determination.  Any amounts set off pursuant to this Section 10.2(d) shall apply toward the limitation set forth in Section 10.2(c) on the obligation of the Sellers to indemnify the Buyer Indemnitees.  For the avoidance of doubt, in no event shall Buyer be obligated to exercise its set off rights prior to seeking indemnification directly from the Sellers.

(e)           No limitation or condition of liability provided in this Article X shall apply to any breach of any representation or warranty contained herein if such breach of representation or warranty was made willfully or with intent to deceive.

(f)           Buyer and Parent shall jointly and severally indemnify the Sellers and shall hold each of them harmless from and against all Losses that are incurred or suffered in connection with or resulting from:

(i)           any breach of any representation or warranty made by Buyer or Parent in this Agreement or any Ancillary Agreement; or

(ii)           any breach of any covenant or agreement made by Buyer or Parent in this Agreement or any Ancillary Agreement or by the Company after the Closing Date.

(g)           The Sellers and Buyer agree that for purposes of (i) determining whether or not there has been a breach of a representation or warranty by the Company, a Seller, Buyer or Parent and (ii) calculating the amount of Losses incurred arising out of or relating to any such breach, the references to material adverse effect or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.

(h)           No limitation or condition of liability provided in this Article X shall apply to the indemnification obligations of the Majority Parties set forth in Section 9.2 hereof, except for the limitations set forth in Section 10.1(b).

10.3.           Claims.

(a)           Notice.  A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.”  A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”  As soon as is reasonable after an Indemnitee either (i) receives notice of any claim or the commencement of any action by any third party (a “Third Party Claim”) which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (ii) sustains any Loss not involving a Third-Party Claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article X hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure.

(b)           Third Party Claims.  The Sellers’ Agent shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, the defense of any Third Party Claim, which if successful, might result in an obligation of the Sellers to indemnify a Buyer Indemnitee (a “Buyer Third-Party Claim”).  Any amounts incurred by a Buyer Indemnitee in defense of a Buyer Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any Buyer Third Party Claim; provided, however, that except with the consent of the Sellers’ Agent (not to be unreasonably withheld or delayed), no settlement of any such Buyer Third Party Claim shall be determinative of the amount of Losses relating to such matter or whether the Buyer Indemnitees are entitled to indemnification hereunder with respect thereto.  In the event that the Sellers’ Agent has consented to any such settlement, the Sellers and the Sellers’ Agent shall have no power or authority to object under any provision of this Article X to the amount of any claim by Indemnitee with respect to such settlement.

10.4.           Tax Benefits.  If, upon the incurrence of any matter which would give rise to a Loss, the Indemnitee or any of its Affiliates actually recognizes a Tax benefit, then the Indemnitor’s liability under this Agreement shall be reduced to take into account the value of such Tax benefit, determined based on a calculation of the difference between the Indemnitee’s or its Affiliates’ total Tax liability with and without the Loss.  In the event a Tax benefit is actually recognized by the Indemnitee or its Affiliate after the time an indemnity payment is otherwise due, the Indemnitor shall pay the full amount of such indemnity payment when due and the amount of Tax benefit actually recognized by the Indemnitee or any of its Affiliates shall be paid promptly to the Indemnitor when such amount is actually recognized.

10.5.           Adjustment to Purchase Price.  Any payments made by the Sellers to Buyer or Parent under Section 9.2, and any indemnification payments made by the Sellers to Buyer or Parent pursuant to this Article X shall be, to the extent permitted by law, treated by all parties as a reduction in the Purchase Price received by the Sellers hereunder.

10.6.           Sole Remedy.  Buyer, Parent and Sellers acknowledge and agree that the foregoing indemnification provisions in this Article X shall be the exclusive remedy of Buyer, Parent and Sellers with respect to the transactions contemplated by this Agreement, except for claims for fraud or knowing breach, breach of any covenant requiring performance at or following Closing (including, without limitation, the covenants set forth in Article VIII) and injunctive or other equitable relief.

ARTICLE XI
MISCELLANEOUS

11.1.           Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement or any other Ancillary Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered, if delivered by hand; (b) one (1) business day after transmitted, if transmitted by a nationally-recognized overnight courier service; (c) when sent by facsimile transmission, if sent by facsimile transmission which is confirmed; or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

(a)           if to Buyer or Parent:

Emtec, Inc.
100 Matsonford Road
Two Radnor Corporate Center
Suite 420
Radnor, PA 19087
Facsimile No.: (484) 654-2539
Attention: Gregory Chandler

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile No.: (215) 994-2222
Attention: Stephen M. Leitzell, Esq.

(b)           if to the Company:

Emerging Solutions, LLC
20 North Wacker Drive, Suite 1870
Chicago, IL 60606
Facsimile No.: (312) 669-9800
Attention: Greg Lewis and Don Sweeney

with a copy to:

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, IL 60601
Facsimile No.:(312) 849-8112
Attention: Donald A. Ensing, Esq.

(c)           if to the Sellers’ Agent:

Emerging Solutions, LLC
20 North Wacker Drive, Suite 1870
Chicago, IL 60606
Facsimile No.: (312) 669-9800
Attention: Don Sweeney and Greg Lewis

with a copy to:

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, IL 60601
Facsimile No.:(312) 849-8112
Attention: Donald A. Ensing, Esq.

And:

Vedder Price P.C.
202 North LaSalle Street
Chicago, IL 60601
Facsimile No.: (312) 609-5005
Attention: William A. Kummerer, Esq.

11.2.           Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4.           Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the schedules hereto, the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates and Buyer, Parent and the Company may assign this Agreement and any of their respective rights or interests hereunder to any lender providing financing to Buyer.

11.5.           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6.           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal court located within State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which is justiciable in such court, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Parent agrees to reimburse Sellers for their reasonable travel expenses to and from Delaware incurred in connection with either party’s enforcement of this Agreement, regardless of which party prevails in any dispute hereunder (including, without limitation, hotel and airfare accommodations commensurate with what the Company provides to its then current employees who are travelling for business), with such expenses to be reimbursed within 10 Business Days after such Seller’s submission of evidence reasonably satisfactory to the Parent of the incurrence of such expense.

11.8.           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9.           Public Disclosure.  After the Closing, Buyer and the Company may issue a joint press release in a form reasonably acceptable to the Sellers.

11.10.           No Third Party Beneficiaries.  Except for any Buyer Indemnitee, each of the Buyer Indemnitees being an intended beneficiary of this Agreement, this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.  No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Company or Buyer to amend, modify or terminate any such employee benefit plan.

11.11.           Expenses.  All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by (a) Buyer, if incurred for the account of Buyer or Parent; (b) the Company, if incurred for the account of the Company or the Sellers, but only to the extent included as a current liability in the calculation of Net Working Capital; or (c) the Sellers, if incurred for the account of the Company or the Sellers and not included as a current liability in the calculation of Net Working Capital.

11.12.           Amendment and Waiver.  No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of Buyer, Parent and the Sellers’ Agent, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

11.13.           Electronic Transmissions.  This Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall claim that this Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine or other electronic means to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means, and each such party forever waives any such claim or defense.

ARTICLE XII
THE SELLERS’ AGENT

Each Seller hereby agrees as follows:

12.1.           Authorization of the Sellers’ Agent.  Emerging Solutions Holding Corp., an Illinois corporation (the “Sellers’ Agent”) (and any successor appointed to act on its behalf), is hereby appointed, authorized and empowered to act, on behalf of the Sellers, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other agreements contemplated hereby, and in connection with the activities to be performed on behalf of the Sellers under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article XII, which shall include the power and authority:

(a)           to execute and deliver such waivers, consents, amendments, modifications or alterations in connection with this Agreement and the consummation of the transactions contemplated hereby as the Sellers’ Agent, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other agreements contemplated hereby;

(b)           as the representative of the Sellers, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Sellers’ Agent arising out of or under or in any manner relating to this Agreement and the Ancillary Agreements and, in connection therewith, to (i) assert or institute any claim for indemnification on behalf of the Sellers; (ii) investigate, defend, contest or litigate any claim for indemnification initiated by the Company, Buyer or Parent, or any other Person, against the Sellers, and receive process on behalf of any or all Sellers in any such claim and compromise or settle on such terms as the Sellers’ Agent shall determine to be appropriate and give receipts, releases and discharges on behalf of all of the Sellers with respect to any such claim; (iii) file any proofs, debts, claims and petitions as the Sellers’ Agent may deem advisable or necessary; (iv) settle or compromise any claims asserted under this Agreement; (v) assume, on behalf of all of the Sellers, the defense of any claim that is the basis of any claim asserted under this Agreement; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, it being understood that the Sellers’ Agent shall not have any obligation to take, and shall not have liability for any failure to take, any such any action;

(c)           to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process;

(d)           to enforce payment of any other amounts payable to the Sellers, in each case on behalf of the Sellers, in the name of the Sellers’ Agent;

(e)           to disburse any funds received hereunder to the applicable Sellers;

(f)           to cause to be paid all amounts payable by the Sellers to the Company, Buyer or Parent;

(g)           to withhold an amount equal to $100,000 in trust for the Sellers pending the calculation of the Closing Net Working Capital;

(h)           to waive or refrain from enforcing any right of the Sellers or any of them and/or of the Sellers’ Agent arising out of or under, or in any manner relating to, this Agreement or any other agreement contemplated hereby or thereby; and

(i)           to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Agent, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the transactions contemplated by this Agreement.

The Company, Buyer and Parent shall be entitled to rely exclusively upon the communications of the Sellers’ Agent relating to the foregoing as the communications of the Sellers.  Neither the Company, Buyer nor Parent (a) need be concerned with the authority of the Sellers’ Agent to act on behalf of all Sellers hereunder or (b) shall be held liable or accountable in any manner for any act or omission of the Sellers’ Agent in such capacity. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Sellers’ Agent may not enter into or grant any amendments, modifications, waivers or consents described in Section 12.1(a) unless such amendments, modifications, waivers or consents shall affect each Seller similarly and to the same relative extent and (ii) any such amendment, modification, waiver or consent that does not affect any Seller similarly and to the same relative extent as it affects other Sellers must be executed by such Seller to be binding on such Seller. Notwithstanding anything to the contrary contained herein, the Sellers’ Agent, in its role as Sellers’ Agent, shall have no liability whatsoever to the Company, Buyer, Parent or any of their respective Affiliates or Subsidiaries. The Sellers shall indemnify the Sellers’ Agent and hold the Sellers’ Agent harmless against any claim, loss, damage, liability, cost, expense or deficiency incurred without gross negligence or willful misconduct on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of the Sellers’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Agent. The grant of authority provided for in this Section 12.1 is coupled with an interest and is being granted, in part, as an inducement to the Buyer and Parent to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto.

12.2.           Compensation; Exculpation.

(a)           The Sellers’ Agent shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b)           In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Agent hereunder or thereunder, (i) the Sellers’ Agent shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any instruments, agreements or documents relating thereto, unless by the Sellers’ Agent’s gross negligence or willful misconduct, and (ii) the Sellers’ Agent shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Agent pursuant to such advice shall in no event subject the Sellers’ Agent to liability to Buyer, Parent or any other Person, unless by the Sellers’ Agent’s gross negligence or willful misconduct.

(c)           All of the indemnities, immunities and powers granted to the Sellers’ Agent under this Agreement shall survive the Closing and/or any termination of this Agreement.

ARTICLE XIII
PARENT GUARANTY

The Parent hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance of all covenants, obligations, liabilities and agreements of the Buyer hereunder and under the Ancillary Agreements following the Closing, including without limitation the payment of all components of the Purchase Price (i.e., Cash Consideration, Equity Consideration and Earn-Out).  The foregoing obligation of the Parent constitutes a continuing guarantee of payment and performance. The Parent hereby waives (to the fullest extent permitted by law) notice of acceptance of this Guarantee and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment, suit or taking of other action by Sellers against, or notice to any other party liable thereon (including Buyer). Notwithstanding anything to the contrary herein, the liability of the Parent hereunder shall (a) be subject to all of the terms, conditions and limitations set forth herein with respect to the liability of the Buyer and (b) in no way be enforced or interpreted to be greater in scope, duration or amount than the liability of the Buyer under this Agreement.

ARTICLE XIV
CERTAIN DEFINITIONS

“Accounting Principles” means the accounting principles set forth in Section 13.1 of the Disclosure Letter.

“Affiliate” of any person means any person, directly or indirectly controlling, controlled by, or under common control with, such person, and includes any person that would be deemed to be an “affiliate” of such person, as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).  With respect to any natural person, “Affiliates” shall also include, without limitation, such person’s spouse and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse. With respect to any trust, “Affiliates” shall also include, without limitation, each of the grantors, trustees and beneficiaries of such trust

“Arbiter” means an independent registered public accounting firm (other than the “Big 4”) mutually acceptable to Buyer and the Sellers.

“Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA and (b) all other pension, supplemental pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, registered or unregistered, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer, independent contractor or shareholder of the Company or under which the Company has any liability.

“business day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

“Cash Earn-Out Consideration” shall have the meaning set forth in Exhibit A hereto.

“Closing Debt” shall mean the Debt as of the Closing Date as set forth on the Closing Balance Sheet.

“Closing Net Working Capital” shall mean the Net Working Capital as of the Closing Date as set forth on the Closing Balance Sheet and finally determined pursuant to the procedures set forth in Section 1.2.

“Contingent Bonus Pool” shall have the meaning set forth in Exhibit A hereto.

“Debt” means (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (f) all Debt of the type referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company, (g) all Debt of the type referred to in clauses (a) through (e) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company, even though such person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (g) above.

“Disclosure Letter” means the disclosure letter being delivered by the Company and the Sellers to Buyer on the date hereof.

“EBITDA” shall have the meaning ascribed to such term in Exhibit A hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Estimated Debt” shall mean the Debt as of the Closing Date as set forth in the Certificate of Closing Amounts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“Final Determination” means a “determination,” as that term is defined in Section 1313(a) of the Code, and any determination of any state, local or foreign governmental authority under any comparable provision of law.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government of any nation, state or other political subdivision thereof.

“Income Tax” means any Tax imposed on or measured by reference to income or any interest and any penalties imposed by any taxing authority with respect thereto.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Initial Closing Net Working Capital” shall mean the Closing Net Working Capital as set forth on the Closing Statement.

“Interim Period” shall mean the portion of any Straddle Period that ends as of the Effective Time.

“knowledge,” “to the knowledge” or “known” and words of similar import shall mean the actual knowledge, after reasonable inquiry, of a natural person or, with respect to a Person that not a natural person, the actual knowledge, after reasonable inquiry, of the officers and directors (or persons performing similar functions) of such Person.

“Losses” shall mean any and all losses, liabilities, damages, penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious)), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement; provided, however, that Losses shall not include any amount of punitive damages unless the party seeking indemnification has actually paid such punitive damages.

“Majority Member” means Emerging Solutions Holding Corp., an Illinois corporation.

“Minority Member” means each member of the Company other than the Majority Member.

“Net Working Capital” shall mean an aggregate amount for the Company equal to (a) all “current assets,” including, but not limited to, cash, cash equivalents, other liquid investments, deposits, accounts receivable, unbilled work-in-process to the extent performed and accrued as of the Closing Date, employee receivables, rebates receivable, inventory and prepaid expenses less (b) all “current liabilities,” including, but not limited to, accounts payable, employee payables, Transaction Expenses that are unpaid as of the Closing and not recorded on the Certificate of Closing Amounts attached hereto as Exhibit C, accrued expenses, rebates payable, accrued and withheld payroll taxes and all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, but excluding (i) federal and state tax payable and (ii) the current portion of long-term liabilities consisting of amounts owed to the Company’s lender, in each case as such items are determined using the same accounting methods and principles employed by the Company in preparing their respective Balance Sheets; provided that in determining Net Working Capital, deferred tax assets and liabilities shall be disregarded.

“Option Purchase Price” shall mean $4.00 per share of Parent Stock.

“Parent SEC Documents” means Parent’s annual report on form 10-K for the fiscal year ended August 31, 2010, filed by Parent with the U.S. Securities and Exchange Commission on November 24, 2010, Parent’s quarterly report on form 10-Q for the quarterly period ended November 30, 2010, filed by Parent with the U.S. Securities and Exchange Commission on January 14, 2011, and the Parent’s quarterly report on form 10-Q for the quarterly period ended February 28, 2011, filed by Parent with the U.S. Securities and Exchange Commission on April 14, 2011.

“Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as “group” is defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means all liabilities for Taxes of the Company for Pre-Closing Tax Periods and any Interim Period.  For purposes of calculating the liability of the Company for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (a) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (c) below; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (c) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (a) or (b) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (x) the numerator of which is the number of calendar days in the period ending on the Closing Date and (y) the denominator of which is the number of calendar days in the entire Straddle Period.  Notwithstanding the foregoing, any and all Taxes arising on the Closing Date as a consequence of actions taken by or at the direction of the Company or Buyer after the Effective Time shall be excluded from the definition of “Pre-Closing Taxes.

“Pro-Rata Share” means the percentage allocable to each Seller set forth on Exhibit D.

“Put Date” means the date of the closing of the Put Option.

“Registrable Securities” means, with respect to any Seller, the shares of Parent Stock constituting the Equity Consideration owned by such Seller that are vested at the time of the Registration Notice; provided, however, that any Registrable Security shall cease to be a Registrable Security when: (a) it has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Registrable Security; (b) it is distributed to the public pursuant to Rule 144 (or any similar provisions then in force) promulgated under the Securities Act; or (c) it has otherwise been transferred and is not subject to any stop transfer order and no other restriction on transfer exists under the Securities Act.

“Registration Expenses” means the costs and expenses of all registrations and qualifications under the Securities Act, and of all other actions Parent is required to take in order to effect the registration of Registrable Securities under the Securities Act pursuant to Section 8.7 of this Agreement (including all federal and state registration and filing fees, printing expenses, fees and disbursements of counsel for Parent and the fees and expenses of Parent’s independent public accountants (including the expenses of any special audit and “cold comfort” letters required by or incident to such registration)) other than the costs and expenses of any Seller whose Registrable Securities are to be registered pursuant to this Agreement comprising underwriters’ commissions, brokerage fees, transfer taxes or the fees and expenses of any accountants or other representatives retained by any Seller.

“Related Party” means, with respect to the Company, the Sellers, any member of the family of any Seller or any entity (other than the Company) in which any of the foregoing has a material interest.

“Retention Bonus Pool” shall have the meaning set forth in Exhibit A hereto.

“Special Registration Statement” means (a) a registration statement on Form S-8 or S-4 or any similar or successor form or any other registration statement relating to an exchange offer or an offering of securities solely to Parent’s employees or security holders or to security holders of a corporation or other entity being acquired by, or merged with, Parent; (b) a registration statement registering a shelf registration under Rule 415 of the Securities Act; and (c) a registration statement registering a Unit Offering.

“Subsidiary” shall mean with respect to the Company, any person or other business entity of which the Company owns, directly or indirectly, more than fifty percent (50%) (a) of the capital stock or other equity interests or (b) of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent).

“Super Cash Earn-Out Consideration” shall have the meaning set forth in Exhibit A hereto.

“Target Net Working Capital” means $1,700,000.

“Transaction Expenses” means all costs and expenses incurred or accrued at or prior to Closing by the Company on behalf of the Company or the Sellers in connection with the consummation of the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representative and consultants), and any change of control, success fee, retention, stay-put or other bonus payments due to employees, officers, management committee members or consultants of the Company as a result of or in connection with the consummation of the transactions contemplated hereby.

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer and other similar Tax and fees, including any interest, penalty or addition thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Income Tax.

“Underwritten Registration” or “Underwritten Offering” means a registration in which securities of Parent are sold to an underwriter for resale to the public.

“Unit Offering” means a public offering of a combination of debt and equity securities of Parent in which (a) not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, and (b) after giving effect to such offering, Parent does not have a class of equity securities required to be registered under the Exchange Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

EMTEC GLOBAL SERVICES, LLC

By:
Name:
Title:

EMTEC, INC.

By:
Name:
Title:

GNUCO LLC (D/B/A EMERGING SOLUTIONS, LLC)

By:
Name:
Title:

EMERGING SOLUTIONS HOLDING CORP.

By:
Name:
Title:

RICHARD REID, LTD

By:
Name:
Title:

[Signature Page to the Securities Purchase Agreement]

AHH SERVICES, INC.

By:
Name:
Title:

TWIN LAKE HOLDINGS

By:
Name:
Title:

THE GIVEN CORPORATION

By:
Name:
Title:

HMH SERVICES INC.

By:
Name:
Title:

DVAS HOLDINGS

By:
Name:
Title:

TAN INC.

By:
Name:
Title:

[Signature Page to the Securities Purchase Agreement]

EMERGING SOLUTIONS HOLDING CORP., as the Sellers’ Agent

By:
Name:
Title:

Solely for the purposes of Section 7.4, Section 8.2, Section 9.2 and Article X

_______________________________
Greg Lewis

Solely for the purposes of Section 8.2, Section 9.2 and Article X

_______________________________
Don Sweeney

[Signature Page to the Securities Purchase Agreement]

EXHIBIT A

EARN-OUT

This Exhibit A sets forth the understanding of the parties with respect to additional contingent cash consideration as part of the Purchase Price, subject to and in accordance with the terms and conditions of the Agreement and this Exhibit.  Unless the context otherwise requires, defined terms contained herein that are not otherwise defined in this Exhibit A shall have the meanings set forth in the Agreement.

1.           DEFINITIONS.  The following terms as used herein shall have the meanings set forth in this Section 1:

1.1.           “EBITDA” means the net income of the Company and its Subsidiaries before any interest, federal and state taxes, depreciation and amortization, determined in accordance with GAAP, applied in a manner consistent with the past practices of the Company and its Subsidiaries, as modified in Section 2 below, provided, however, that the calculation of EBITDA for any Measurement Period shall not include any revenue related to accounts receivable aged more than one hundred eighty (180) days as of the last day of such Measurement Period.

1.2.           “Measurement Period” means each of the three (3) consecutive twelve (12)-month periods beginning on the first (1st) day of the month following the Closing Date (the “Earn-Out Start Date”) and ending on the day before the third (3rd) anniversary of the Earn-Out Start Date.  For clarification purposes, the “First Measurement Period” begins on the Earn-Out Start Date and ends on the day before the first anniversary of the Earn-Out Start Date, the “Second Measurement Period” begins on the first anniversary of the Earn-Out Start Date and ends on the day before the second anniversary of the Earn-Out Start Date, and the “Third Measurement Period” begins on the second anniversary of the Earn-Out Start Date and ends on the day before the third anniversary of the Earn-Out Start Date (collectively, the “Measurement Periods”).

1.3.           “Revenue” shall mean the dollar amount recorded by the Company and its Subsidiaries with respect to its products and services, determined in accordance with GAAP, applied in a manner consistent with the past practices of the Company and its Subsidiaries; provided, however, that Revenue for any Measurement Period shall not include any revenue related to accounts receivable aged more than one hundred eighty (180) days as of the last day of such Measurement Period.

1.4.           “Statement” has the meaning set forth in Section 2.4 below.

2.           EBITDA ADJUSTMENTS.  For purposes of this Exhibit A, EBITDA shall be adjusted as follows:

2.1.           Exclusions.  To the extent included in the net income of the Company and its Subsidiaries, the following items shall be excluded from EBITDA:

(a)           the gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with past practices; and

(b)           the gain or loss resulting from the exchange of securities, or any increase or reduction in the carrying value of such securities, or any increase or reduction in the carrying value of such securities;

(c)           intercompany charges between the Company or any of its Subsidiaries and Buyer, Parent or any of their respective Affiliates or Subsidiaries which have not been approved by the Sellers’ Agent, including, without limitation, corporate charges, overhead allocation, service charges or management fees charged by Buyer, Parent or any of their respective Affiliates or Subsidiaries, or payments made or expenses charged under any tax sharing or similar agreement between the Company or any of its Subsidiaries and Buyer, Parent, or any of their respective Affiliates or Subsidiaries, provided that no overhead cost savings, including as a result of reductions in staff, changes in facilities or changes in vendors, relating to such charges will be allocated to the Company or any of its Subsidiaries unless mutually agreed to by Buyer and the Sellers’ Agent;

(d)           any costs or expenses (including payments thereunder) caused by or arising out of any of Parent’s equity incentive plan or any of Parent’s employee, director or contractor cash or equity bonus plan;

(e)           any employment related costs associated with personnel required by Buyer or Parent to be employed by the Company or any of its Subsidiaries unless agreed to by the Sellers’ Agent;

(f)           any employment related costs associated with employees formerly employed by the Company or any of its Subsidiaries but who, at the request of Buyer, Parent or any of their respective Affiliates or Subsidiaries, now perform a majority of the employee duties for Buyer, Parent, or any of their respective Affiliates or Subsidiaries, unless agreed to by the Sellers’ Agent;

(g)           any expenses directly or indirectly incurred in connection with the acquisition of the Company by Buyer, including, without limitation, payment of the Cash Earn-Out Consideration, the Super Cash Earn-Out Consideration, the Retention Bonus Pool and the Contingent Bonus Pool;

(h)           any non-recurring legal, accounting and professional fees related to future acquisitions by the Buyer or Parent in which the Company or any of its Subsidiaries acts as the acquiring entity, unless agreed to by the Sellers’ Agent; and

(i)           any reserves or adjustments to reserves that are not consistent with past practices of the Company or any of its Subsidiaries, as applicable, provided, however, that reserves or adjustments to reserves may be made to the extent necessary for the Company or such Subsidiary to comply with GAAP in effect for such prior periods.

2.2.           Adjustments Based on Sourcing and Work Allocations.  To the extent applicable and not otherwise included in the calculation of EBITDA, EBITDA for a given Measurement Period shall be increased by an amount reasonably determined by Buyer and the Sellers’ Agent to reflect contributions to Buyer or Parent resulting from the following:

(a)           In the event that employees of the Company or any of its Subsidiaries perform billable work on a project or for a customer which was sourced from the Buyer, the Parent or an affiliate or subsidiary of the Buyer or Parent other than the Company or any of its Subsidiaries, then all of the Revenue from such project or customer work shall be included in the EBITDA, less any additional costs of Buyer associated with such project.

(b)           In the event that employees of the Buyer, the Parent, or affiliates or subsidiaries of the Buyer or Parent other than the Company or any of its Subsidiaries perform any work on a project which was sourced from the Company or any of its Subsidiaries, then thirty percent (30%) of the Revenue attributable to such non-Company employees on such project, or such higher percentage as may be mutually agreed to by Buyer and the Sellers’ Agent, shall be included in EBITDA.

2.3.           Adjustment Based on Corporate Change of Emerging Cloud.  In the event of an any Corporate Change of Emerging Cloud during a Measurement Period, EBITDA for such Measurement Period shall be increased by an amount equal to the net profit to the Company resulting from such Corporate Change.  As used herein, a “Corporate Change” shall mean (i) the direct or indirect sale, transfer, assignment or other disposition of any kind, whether voluntary or involuntary, of all or substantially all of the assets (regardless of form or structure, and whether in a single transaction or a series of transactions) to any person or entity; (ii) the merger, consolidation or equity exchange into or with any entity if, as a result of such transaction, the equityholders prior to such event do not own at least a majority of the voting power represented by the then issued and outstanding voting securities of the resulting entity (or the ultimate parent of the resulting entity); or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of a majority of the voting power represented by the then issued and outstanding voting securities of the relevant entity.

2.4.           Changes in GAAP.  The components of EBITDA (as calculated above) which are determinable in accordance with GAAP, including, without limitation, net income and the components thereof, shall be determined in accordance with GAAP; provided, that to the extent that GAAP is changed, amended or modified in any way subsequent to the date hereof, the impact of such changes on the Statement shall be excluded from the calculation of EBITDA and the calculation of EBITDA hereunder otherwise shall be made without giving effect to any such change, amendment or modification.

2.5.           Acceleration.  Notwithstanding anything herein to the contrary, in the event of a Sale Event, all Earn-Out that is conditioned upon achieving EBITDA or Revenue targets in the Measurement Period of such Sale Event or any subsequent Measurement Period shall be deemed accelerated, fully earned and immediately payable concurrent with such Sale Event unless Buyer can demonstrate that the applicable EBITDA or Revenue conditions would not have been achieved had the Sale Event not occurred.  As used herein, a “Sale Event” shall mean, in any single or series of related transactions, (i) any Corporate Change of the Company, (ii) any sale of any non-trivial portion of the business of the Company or (iii) any decision or action to materially reduce, eliminate or transfer any line of business or business unit of the Company in existence as of the Closing, provided, however, that for purposes of this Exhibit A, in no event shall a Corporate Change of Emerging Cloud be considered a Sale Event, and such event instead shall be governed by the provisions of Section 2.3 hereof.

2.6.           Other Agreed Changes.  EBITDA shall be adjusted for any other adjustments agreed to by Buyer and the Sellers’ Agent in writing.

3.           DISTRIBUTIONS.

3.1.           Cash Earn-Out Consideration.

(a)           Subject to the terms and conditions of this Section 3, the Sellers shall be entitled to receive additional cash consideration (the “Cash Earn-Out Consideration”) as follows.  The Cash Earn-Out Consideration for:

(i)           the First Measurement Period shall be as follows: if EBITDA for the First Measurement Period, as measured on the last day of the First Measurement Period (the “First Measurement Period EBITDA”), equals or exceeds $1,600,000, the Sellers shall receive an aggregate payment of (A) $666,666.66 (the “First Measurement Period Base Earn-Out”) plus (B) additional consideration (the “First Measurement Period Additional Earn-Out”) in an amount equal to one hundred percent (100%) of the amount by which the First Measurement Period EBITDA exceeds $1,600,000; provided, however, that in no event shall the amount of the First Measurement Period Additional Earn-Out exceed $1,000,000;

(ii)           the Second Measurement Period shall be as follows: if EBITDA for the Second Measurement Period, as measured on the last day of the Second Measurement Period (the “Second Measurement Period EBITDA”), equals or exceeds $1,600,000, the Sellers shall receive an aggregate payment of (A) $666,666.67 (the “Second Measurement Period Base Earn-Out”) plus (B) additional consideration (the “Second Measurement Period Additional Earn-Out”) in an amount equal to one hundred percent (100%) of the amount by which the Second Measurement Period EBITDA exceeds $1,800,000; provided, however, that in no event shall the amount of the Second Measurement Period Additional Earn-Out exceed $1,000,000; and

(iii)           the Third Measurement Period shall be as follows: if EBITDA for the Third Measurement Period, as measured on the last day of the Third Measurement Period (the “Third Measurement Period EBITDA”), equals or exceeds $1,600,000, the Sellers shall receive an aggregate payment of (A) $666,666.67 (the “Third Measurement Period Base Earn-Out” and collectively with the First Measurement Period Base Earn-Out and the Second Measurement Period Base Earn-Out, the “Base Cash Earn-Out Consideration”) plus (B) additional consideration (the “Third Measurement Period Additional Earn-Out” and collectively with the First Measurement Period Additional Earn-Out and the Second Measurement Period Additional Earn-Out, the “Additional Cash Earn-Out Consideration”) in an amount equal to one hundred percent (100%) of the amount by which the Third Measurement Period EBITDA exceeds $2,000,000; provided, however, that in no event shall the amount of the Third Measurement Period Additional Earn-Out exceed $1,000,000.

(b)           If and to the extent at the end of the Third Measurement Period (i) the aggregate EBITDA for all three of the Measurement Periods, as measured on the last day of the Third Measurement Period, equals or exceeds $4,800,000 and (ii) the Sellers did not receive the full amount of the Base Cash Earn-Out Consideration, then the Sellers shall be entitled to receive the difference between the amount of the Base Cash Earn-Out Consideration the Sellers received and the full amount of the Base Cash Earn-Out Consideration.  Notwithstanding anything to the contrary, in no event shall the aggregate amount of the Base Cash Earn-Out Consideration paid to the Sellers pursuant to this Section 3.1 exceed $2,000,000.

(c)           If and to the extent at the end of the Third Measurement Period (i) the aggregate EBITDA for all three of the Measurement Periods, as measured on the last day of the Third Measurement Period, equals or exceeds  $4,800,000, (ii) the aggregate amount of the Revenue for all three of the Measurement Periods, as measured on the last day of the Third Measurement Period, equals or exceeds $72,000,000 and (iii) the Sellers did not receive the full amount of the Additional Cash Earn-Out Consideration, then the Sellers shall be entitled to receive the difference between the amount of the Additional Cash Earn-Out Consideration the Sellers received and the full amount of the Additional Cash Earn-Out Consideration.  Notwithstanding anything to the contrary, in no event shall the aggregate amount of the Additional Cash Earn-Out Consideration paid to the Sellers pursuant to this Section 3.1 exceed $3,000,000.

(d)           Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of the Cash Earn-Out Consideration paid to the Sellers pursuant to this Section 2.1 exceed $5,000,000.

3.2.           Super Cash Earn-Out Consideration.  If the aggregate EBITDA for all three Measurement Periods as measured on the last day of the Third Measurement Period exceeds $7,200,000, the Sellers shall receive additional cash consideration (the “Super Cash Earn-Out Consideration”) in an amount equal to two percent (2%) of the amount by which the aggregate Revenue for all three of the Measurement Periods, as measured on the last day of the Third Measurement Period, exceeds $72,000,000; provided, however, that in no event shall the amount of the Super Cash Earn-Out Consideration exceed $560,000.

3.3.           Bonus Pools.  On the Closing Date, the Company shall establish the following bonus pools: (i) a retention bonus pool in the amount of $500,000 (the “Retention Bonus Pool”) and (ii) a contingent bonus pool in the aggregate amount of up to $888,000 (the “Contingent Bonus Pool”), $388,000 of which shall be funded from the Majority Member’s Pro Rata Share of the Second Measurement Period Additional Earn-Out, the Third Measurement Period Additional Earn-Out and the amounts payable pursuant to Section 3.1(c) above, in each case, as set forth below.  The Retention Bonus Pool and the Contingent Bonus Pool shall be distributed as follows:

(a)           The Company shall disburse the entire amount of the Retention Bonus Pool on the first (1st) anniversary of the Closing Date (the “First Disbursement Date”) to the then-current employees of the Company in such amounts as the Majority Member shall direct in its sole discretion prior to the First Disbursement Date, without offset for any amounts otherwise due and payable or alleged to be due and payable pursuant to the Agreement.

(b)           If the First Measurement Period EBITDA equals or exceeds $2,600,000, the then-current employees of the Company shall receive $296,000 from the Contingent Bonus Pool.

(c)           If the Second Measurement Period EBTIDA equals or exceeds $2,800,000, the Company shall fund $92,000 into the Contingent Bonus Pool from the Majority Member’s Pro Rata Share of the Second Measurement Period Additional Earn-Out and  the then-current employees of the Company shall receive $296,000 from the Contingent Bonus Pool.

(d)           If the Third Measurement Period EBITDA equals or exceeds $3,000,000, the Company shall fund into the Contingent Bonus Pool $296,000 from the Majority Member’s Pro Rata Share of the Third Measurement Period Additional Earn-Out and the then-current employees of the Company shall receive $296,000 from the Contingent Bonus Pool.

(e)           If and to the extent at the end of the Third Measurement Period (i) the aggregate EBITDA for all three of the Measurement Periods, as measured on the last day of the Third Measurement Period, equals or exceeds $4,800,000 and (ii) the aggregate amount of the Revenue for all three of the Measurement Periods, as measured on the last day of the Third Measurement Period, equals or exceeds $72,000,000 and (iii) the employees of the Company did not receive an aggregate amount of $888,000 from the Contingent Bonus Pool pursuant to Sections 3(b) through 3(d) above, then (A) the Company shall fund into the Contingent Bonus Pool an amount equal to (x) $888,000 minus (y) the aggregate amount of the Contingent Bonus Pool payments received by employees of the Company pursuant to Sections 3(b) through 3(d) above, from the Majority Member’s Pro Rata Share of the amounts payable pursuant to Section 3.1(c) above and (B) the then-current employees of the Company shall be entitled to receive all funds remaining in the Contingent Bonus Pool.

3.4.           Statements.

(a)           Within seventy-five (75) days after the end of each Measurement Period, the Company shall cause to be prepared and shall deliver to the Sellers’ Agent a statement setting forth in reasonable detail a calculation of the Earn-Out for such Measurement Period (the “Statement”).  The Statement shall be based upon the financial statements of the Company and shall be prepared in accordance with this Exhibit A.

(b)           The Sellers’ Agent shall have a period of thirty (30) days following delivery of the Statement to review, at its expense, the working papers of the Company and Buyer relating to the Statement.  The Company shall give Seller’s Agent reasonable access to its books and records in connection with its review of the information supporting the calculations in the Statement.  Within such thirty (30)-day period, the Sellers’ Agent shall notify Buyer in writing when the Sellers’ Agent has completed its review and whether or not the Sellers’ Agent agrees with the Statement.  Any objection to the Statement must (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, working papers, analyses and other documentation and (ii) only dispute the applicable Statement on the basis that such Statement was not prepared in accordance with the terms of this Exhibit A, is based on incomplete or inaccurate information or contains computational errors.  If the Sellers’ Agent does not give Buyer notice of the Sellers’ Agent’s objection within such thirty (30)-day period, the Statement shall become final and the Sellers’ Agent shall have no further right to disagree therewith, and the payment of the Earn-Out consideration, if any, shall be made.

(c)           In the event the Sellers’ Agent and Buyer do not agree upon the Statement within five (5) business days after delivery by the Sellers’ Agent of a notice of disagreement, the Sellers’ Agent and Buyer shall submit to the Arbiter such Statement, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement.  The Arbiter shall advise the parties of its decision relative to the controversy within fifteen (15) days after its receipt of the applicable statements and other documents or information that it has requested.  Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Statement delivered by Buyer pursuant to Section 3.4(a) was not prepared in accordance with the terms of this Exhibit A, is based on incomplete or inaccurate information or contains computational errors.  The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Sellers’ Agent, on the other, so that the Sellers’ Agent’s share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Sellers’ Agent (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Sellers’ Agent to the Arbiter, and Buyer's share shall be the balance of such fees and disbursements.

3.5.           Payment of Aggregate Earn-Out Consideration.  Within five (5) business days after final determination (or agreement) of the Statement of the Earn-Out consideration payable for a Measurement Period, if any, by Buyer to the Sellers or the employees of the Company, as the case may be, Buyer shall pay the Earn-Out consideration (a) with respect to the Earn-Out consideration payable pursuant to Sections 3.1 and 3.2, based on each Seller’s Pro Rata Share of such Earn-Out consideration and (b) with respect to the payments from the Contingent Bonus Pool payable pursuant to Sections 3.3(b) through (e), in such amounts as the Majority Member shall direct in its sole discretion prior to such payment; provided that any amounts payable to the Majority Member shall be reduced by the amount of such Majority Member’s allocable portion of any Earn-Out consideration that is used to fund the Contingent Bonus Pool.

3.6.           Right of Offset.  In accordance with the terms of the Agreement, Buyer and the Company shall have the right to set off against any payments under any of the provisions of this Exhibit A, expressly excluding payments of the Retention Bonus Pool, to the extent Buyer or Parent have a claim for indemnity against the Sellers under Article X of the Agreement or otherwise with respect to the transactions contemplated by the Agreement.  For the avoidance of doubt, Parent, Buyer and the Company agree that no offset against payments of the Retention Bonus Pool shall be permitted.  In addition, Buyer, Parent and the Company shall have the right to withhold any payments due and owing from Buyer, Parent or the Company to the Sellers hereunder, other than payments from the Retention Bonus Pool, for the amount of any claims which have been asserted against the Sellers under Article X of the Agreement or otherwise with respect to the transactions contemplated by the Agreement, pending final resolution of any such claims.  To the extent Buyer and the Company set off any such amounts against Contingent Bonus Pool Payments, Buyer and/or the Company shall remit to the applicable taxing authorities all withholding taxes relating to the gross amount of such Contingent Bonus Pool Payments, and the amount of such set off shall not exceed the net amount otherwise payable after giving effect to the withholding and remitting of such taxes.

3.7.           Enforcement.  In the event it becomes necessary for any party to initiate litigation for purposes of the enforcement or the interpretation of the rights or obligations of the parties hereunder, the party prevailing in the outcome of such litigation shall be entitled to recover from the opposing party such prevailing party’s reasonable costs and expenses associated with such litigation, including attorneys’ fees.

3.8.           Miscellaneous.  Subject to the terms of this Section 3.8, the parties understand and agree that Buyer shall have complete discretion with respect to the operation, marketing and pricing of all services of the Company and its Subsidiary and that Buyer may add to, eliminate or otherwise alter at any time or from time to time any or all of such services.  The parties acknowledge and agree that (a) the potential Earn-Out is contingent on the performance of the Company and its Subsidiary and there is no guarantee of any payment hereunder, (b) Buyer makes no representation and expresses no opinion as to the value of the Earn-Out, and (c) so long as Buyer acts in good faith, the Sellers will not be entitled to, and will not make, any claims against Buyer, Parent, the Company or the Company’s Subsidiary alleging that Buyer’s actions or omissions in the operation of the Company or its Subsidiary reduced the consideration under the this Exhibit A from what it otherwise might have been.  Notwithstanding the foregoing, in order to ensure that the Sellers are afforded the opportunity to receive the Earn-Out consideration, Buyer agrees that, after the Closing Date and during the Measurement Periods, Buyer shall conduct the operations of the Company in a manner reasonably consistent with the past practices of the Company and it shall not take any action with the intent or purpose of materially depressing EBITDA or Revenue.  At all times during the Measurement Periods, Buyer shall maintain records with respect to the business of the Company and its Subsidiary in order to permit the calculation of EBITDA, Revenue and the Earn-Out consideration.  The parties acknowledge and agree that all payments made under Section 3.1 and 3.2 of this Exhibit A are in no way intended as consideration in exchange for the continued employment of any of the Sellers, but are being paid solely in exchange for the purchase of the Interests.  The parties agree that they will not take a tax return position inconsistent with the foregoing.

3.9.           Emerging Cloud LLC.  For purposes of this Exhibit A, Emerging Cloud shall be considered a wholly-owned subsidiary of the Company.

EXHIBIT B

Form of Seller Release

EXHIBIT C

Certificate of Closing Amounts

EXHIBIT D

Pro-Rata Share

Seller	Percentage
Emerging Solutions Holding Corp.	81.57%
Richard Reid, Ltd	5.75%
AHH Services, Inc.	3.90%
Twin Lake Holdings	0.76%
The Given Corporation	0.93%
HMH Services Inc.	2.93%
DVAS Holdings	0.77%
TAN Inc.	3.39%

SCHEDULE A

Purchase Price Allocation

To be agreed after closing.